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As filed with the Securities and Exchange Commission on January 13 , 2004

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

Registration Statement

under

the Securities Act of 1933

Pathmark Stores, Inc.
(Exact name of registrant as specified in its charter)

Delaware	445110	22-2879612
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

200 Milik Street
Carteret, New Jersey 07008
(732) 499-3000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Marc A. Strassler, Esq.
Senior Vice President, Secretary and General Counsel
Pathmark Stores, Inc.
200 Milik Street
Carteret, New Jersey 07008
(732) 499-3000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:

Rohan S. Weerasinghe, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
(212) 848-4000

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [    ]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

8 3/4% Senior Subordinated Notes due 2012	$50,000,000	100%	$50,000,000	$4,045

Subsidiary Guarantees of 8 3/4% Senior Subordinated Notes due 2012	None (2)	None (2)	None (2)	None (2)

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act.

(2)
Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable for the subsidiary guarantees.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

Exact Name of Additional Registrant*	Jurisdiction of Formation	IRS Employer Identification No.
Plainbridge LLC	Delaware	22-3225965
Adbrett Corp.	Delaware	51-0275661
AAL Realty Corp.	New York	22-1913152
Bridge Stuart, Inc.	New York	22-1868652
PTMK LLC	Delaware	01-0548687

*
The address of each of the additional registrants is c/o Pathmark Stores, Inc., 200 Milik Street, Carteret, New Jersey 07008, telephone (732) 499-3000. The primary standard industrial classification number for each of the additional registrants is 445110.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted before the registration statement becomes effective. This prospectus is not an offer to sell securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 13, 2004

PROSPECTUS

PATHMARK STORES, INC.

OFFER TO EXCHANGE

any and all
8 3/4% Senior Subordinated Notes due 2012
issued on December 18, 2003
which have not been registered under the Securities Act of 1933
($50,000,000 aggregate principal amount outstanding)
for
8 3/4% Senior Subordinated Notes due 2012
(registered under the Securities Act of 1933)

Terms of the Exchange Offer

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                        , 2004, unless extended.

  •
  All outstanding unregistered senior subordinated notes that are validly tendered and not validly withdrawn will be exchanged.

  •
  Tenders of outstanding unregistered senior subordinated notes may be withdrawn at any time before 5:00 p.m. on the date of expiration of the exchange offer.

  •
  The terms of the new exchange notes to be issued are substantially identical to the terms of the outstanding unregistered senior subordinated notes, except that the new exchange notes will be registered under the Securities Act of 1933 and will not have any transfer restrictions, registration rights or rights to additional interest.

  •
  In addition to the outstanding unregistered senior subordinated notes issued on December 18, 2003, we have outstanding $300,000,000 principal amount of 8 3/4% senior subordinated notes due 2012. The new exchange notes offered by the prospectus will be of the same series as these existing notes.

  •
  The exchange of outstanding unregistered senior subordinated notes for new exchange notes will not be a taxable event for U.S. federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  No public market exists for the outstanding unregistered senior subordinated notes or the new exchange notes. We do not intend to apply for listing of the new exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

        PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                        , 2004.

        Whenever we refer to the outstanding 8 3/4% Senior Subordinated Notes due 2012 issued on December 18, 2003, we will refer to them as the "old notes" and individually as an "old note." Whenever we refer to the 8 3/4% Senior Subordinated Notes due 2012 to be issued in exchange for old notes, we will refer to them as the "exchange notes" and individually as an "exchange note". The old notes and the exchange notes are collectively referred to as the "notes."

        This exchange offer is not being made to, nor will we accept surrenders of old notes from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance of old notes would not be in compliance with the securities or blue sky laws of such jurisdiction.

        Each holder of old notes wishing to accept this exchange offer must deliver the old notes to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of old notes by book-entry transfer into the exchange agent's account at The Depository Trust Company. All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section called "The Exchange Offer" in this prospectus and in the accompanying letter of transmittal.

        If you are a broker-dealer that receives exchange notes for your own account pursuant to this exchange offer, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act of 1933. You may use this prospectus, as we may amend or supplement it in the future, for your resales of exchange notes received in exchange for old notes where the old notes were acquired by you as a result of market-making or other trading activities. We have agreed to make this prospectus available to any broker-dealer in connection with any such resale for a period of 180 days after the date of expiration of this exchange offer. For more information, see the section called "Plan of Distribution" in this prospectus.

        Any references to "Pathmark," "the Company," "we," "us" or "our" shall refer to Pathmark Stores, Inc. and its predecessors and subsidiaries.

        Until 90 days after the date of this prospectus, all dealers that effect transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by them. We are not making an offer of exchange in any jurisdiction where the offer is not permitted.

i

PROSPECTUS SUMMARY

        This summary may not contain all of the information that is important to you. We encourage you to read this entire prospectus, including the risk factors, historical financial data and the accompanying notes, as well as documents incorporated by reference, before making a decision to participate in this exchange offer. Unless we indicate otherwise, references to fiscal years are to our fiscal years ending on the Saturday nearest to January 31 of the following calendar year. For example, "fiscal 2002" refers to our fiscal year ended February 1, 2003.

THE COMPANY

        We are a leading full-service supermarket chain in the Northeast, operating 143 stores in the densely populated New York-New Jersey and Philadelphia metropolitan areas. We pioneered the development of the large supermarket/drugstore format in the Northeast, opening our first store of this kind in 1977. Today, our stores average approximately 52,300 square feet in size and are approximately 19% larger than the average U.S. supermarket. In addition, our stores continue to be among the most productive in our industry. During fiscal 2002, we generated sales per store and sales per selling square foot of $28.2 million and $724, respectively, compared to industry averages of approximately $19.2 million and $563, respectively. For fiscal 2002, we had sales of approximately $3.9 billion.

        Our stores provide "one-stop" shopping with a wide assortment of foods and general merchandise and typically provide a variety of conveniences including a customer service center, a pharmacy, expanded produce and health and beauty care departments, service seafood and delicatessen departments and an in-store bank. Our stores are generally well situated in high traffic urban and suburban locations where we have established a loyal customer base and where we believe we are well positioned against new competitive entrants.

        We provide value to our customers through strong customer service, a convenient shopping experience, modern stores, a wide assortment of merchandise that caters to our diverse customer base, competitive prices, a strong private label program and effective in-store execution.

        We believe we are the largest supermarket chain operating under a single banner ("Pathmark") in our market area in terms of annual sales, which provides us with economies of scale with respect to branding and advertising. We focus our operations on this market area, where we believe we can maintain and build upon our strong market presence and achieve additional operating economies. All of our stores are located within 100 miles of our corporate offices in Carteret, New Jersey, and of our company-operated and outsourced distribution facilities. The proximity of these distribution facilities to our stores enables us to maintain better in-stock conditions, short lead times and lower distribution costs. We intend to further strengthen our position within our market area by selectively expanding our store base.

  Reorganization

        In October 1987, our predecessor companies were acquired in a leveraged buyout pursuant to which substantial indebtedness was incurred. While our core supermarkets operations remained sound following this leveraged buyout, the additional indebtedness and associated interest expense ultimately led us and our then parent companies to file a prepackaged plan of reorganization in the U.S. Bankruptcy Court in Delaware on July 12, 2000. On September 7, 2000, the Court entered an order confirming our plan of reorganization, which became effective on September 19, 2000, at which time we formally exited Chapter 11. As part of the plan of reorganization, approximately $1 billion of our subordinated debt was cancelled, with the holders receiving 100% of our common stock.

THE GUARANTORS

        The old notes are guaranteed by Plainbridge LLC, a limited liability company organized under the laws of the State of Delaware, Adbrett Corp., a Delaware corporation, AAL Realty Corp., a New York corporation, Bridge Stuart, Inc., a New York corporation, and PTMK LLC, a limited liability company organized under the laws of the State of Delaware, each of which we refer to as a "subsidiary guarantor" and collectively as the "subsidiary guarantors." Each of the subsidiary guarantors is a wholly owned subsidiary of Pathmark, except Bridge Stuart, Inc., which is a wholly owned subsidiary of Plainbridge LLC. The exchange notes will also be guaranteed by the subsidiary guarantors.

SUMMARY OF THE EXCHANGE OFFER

        On December 18, 2003, we issued $50,000,000 aggregate principal amount of unregistered 8 3/4% Senior Subordinated Notes due 2012. These old notes are unconditionally guaranteed as to payment of principal and interest by the subsidiary guarantors. The exchange notes will be our obligations and will be entitled to the benefits of the indenture and the supplemental indenture relating to the old notes. The exchange notes will also be unconditionally guaranteed as to payment of principal and interest by the subsidiary guarantors. The form and terms of the exchange notes are identical in all material respects to the form and terms of the old notes, except that the exchange notes:

  •
  have been registered under the Securities Act, and therefore will contain no restrictive legends;

  •
  will not have registration rights; and

  •
  will not have the right to additional interest.

        For additional information on the terms of the exchange offer, see "The Exchange Offer."

The Exchange Offer	We are offering to exchange up to $50,000,000 aggregate principal amount of our 8 3/4% Senior Subordinated Notes due 2012 (which we refer to as the exchange notes) for a like aggregate principal amount of our outstanding 8 3/4% Senior Subordinated Notes due 2012 issued on December 18, 2003 (which we refer to as the old notes). Old notes may only be exchanged in integral multiples of $1,000.
Expiration of the Exchange Offer	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we decide to extend the expiration date.
Resale of Exchange Notes
Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that you can resell and transfer the exchange notes you receive pursuant to this exchange offer, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
	•	any exchange notes to be received by you will be acquired in the ordinary course of your business;
	•	you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the exchange notes;
	•	you are not an "affiliate" (as defined in Rule 405 under the Securities Act) of ours;

• if you are a broker-dealer, you have not entered into any arrangement with us or any of our "affiliates" to distribute the exchange notes; and
•
if you are a broker-dealer and you will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes.
Procedures for Tendering Old Notes
If you wish to participate in the exchange offer, you must transmit a properly completed and signed letter of transmittal, and all other documents required by the letter of transmittal, to the exchange agent at the address set forth in the letter of transmittal. These materials must be received by the exchange agent before 5:00 p.m., New York City time, on , 2004, the expiration date of the exchange offer. You must also provide:
•
a confirmation of any book-entry transfer of old notes tendered electronically into the exchange agent's account with DTC. You must comply with DTC's standard operating procedures for electronic tenders, by which you will agree to be bound in the letter of transmittal; or
• physical delivery of your old notes to the exchange agent's address as set forth in the letter of transmittal.
The letter of transmittal must also contain the representations you must make to us as described under "The Exchange Offer—Procedures for Tendering."
Special Procedures for Beneficial Owners
If you are a beneficial owner of old notes that are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such old notes, you should contact the registered holder of the old notes promptly and instruct the registered holder of the old notes to tender your notes on your behalf.
Guaranteed Delivery Procedures
If you cannot meet the expiration deadline, or you cannot deliver your old notes, the letter of transmittal or any other required documentation, or comply with DTC's standard operating procedures for electronic tenders on time, you may tender your old notes according to the guaranteed delivery procedures set forth under "The Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal Rights	You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on , 2004, the expiration date.

Consequences of Failure to Exchange
If you are eligible to participate in this exchange offer and you do not tender your old notes as described in this prospectus, you will not have any further registration rights. In that case, your old notes will continue to be subject to restrictions on transfer. As a result of the restrictions on transfer and the availability of exchange notes, the old notes are likely to be much less liquid than before the exchange offer. The old notes will, after the exchange offer, bear interest at the same rate as the exchange notes.
Material U.S. Federal Income Tax Consequences	The exchange of the old notes for exchange notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes.
Acceptance of the Old Notes and Delivery of the Exchange Notes
We will accept for exchange any and all old notes that you properly tender in the exchange offer prior to the expiration date of the exchange offer. We will issue and deliver the exchange notes promptly following the expiration date of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer." If you are a broker-dealer and you receive exchange notes for your own account in exchange for old notes, you must acknowledge that you will deliver a prospectus if you decide to resell your exchange notes. See "Plan of Distribution."
Registration Rights Agreement
This exchange offer is intended to satisfy your registration rights under the registration rights agreement into which we entered with the initial purchaser of the old notes. Those rights will terminate upon completion of the exchange offer.
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.
Exchange Agents for Old Notes
Wells Fargo Bank Minnesota, National Association, the trustee under the indenture for the old notes, is serving as the exchange agent in connection with the exchange offer. The exchange agent can be reached at 213 Court Street, Suite 703, Middletown, CT 06457, its facsimile number is 860-704-6219 and its telephone number is 860-704-6217.

SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

        The following summarized description of the exchange notes is subject to a number of important exceptions and qualifications. For additional information on the terms of the exchange notes, see "Description of the Exchange Notes."

Issuer	Pathmark Stores, Inc.
Notes Offered
$50,000,000 aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2012. The notes will be issued under the same indenture and have the same terms as our outstanding $300,000,000 principal amount of 8 3/4% Senior Subordinated Notes.
Maturity	February 1, 2012
Interest Payments
Interest on the exchange notes will accrue from February 1, 2004, and be payable at a rate of 8 3/4% per year semiannually in arrears on February 1 and August 1 of each year to holders of record on the immediately preceding January 15 and July 15.
Optional Redemption
We may, at our option, redeem some or all of the exchange notes at any time on or after February 1, 2007 at the redemption prices listed under the heading "Description of the Exchange Notes—Optional Redemption," plus accrued and unpaid interest to the redemption date.

Prior to February 1, 2007, we may redeem some or all of the exchange notes at a redemption price equal to the principal amount of the exchange notes plus the Applicable Premium and accrued and unpaid interest to the redemption date. The term "Applicable Premium" is defined under "Description of the Exchange Notes—Certain Definitions."

On any one or more occasions prior to February 1, 2005, we may redeem up to 35% of the aggregate principal amount of the exchange notes originally issued and any additional notes issued under the same indenture governing the exchange notes, at a redemption price of 108.75% of the principal amount of such exchange notes, plus accrued and unpaid interest to the redemption date with the net cash proceeds from certain sales of our common stock.

Subsidiary Guarantees
Our obligations under the exchange notes and in the indenture governing the exchange notes will be jointly and severally guaranteed on a senior subordinated basis by all of our existing domestic restricted subsidiaries and our future domestic restricted subsidiaries that incur certain types of indebtedness. These guarantees will be suspended during any period that the exchange notes have investment grade ratings from both Moody's Investor Services, Inc. and Standard and Poor's Ratings Group, Inc.
Ranking	The exchange notes and the subsidiary guarantees will rank:
	•	junior to all our and the guarantors' existing and future senior indebtedness, including any indebtedness under our bank credit facility;
	•	senior to any of our and the guarantors' future indebtedness expressly subordinated to the exchange notes and the guarantees;
•
equal to all our and the guarantors' existing and future senior subordinated debt (including the existing $300.0 million aggregate principal amount of 8 3/4% senior subordinated notes due 2012 and the guarantees thereof);
	•	effectively junior to all existing and future liabilities, including trade payables, of our non-guarantor subsidiaries; and
	•	effectively junior to all of our and the guarantors' existing and future secured indebtedness to the extent of the assets securing such indebtedness.
As of November 1, 2003, on a pro forma basis after giving effect to the offering of the old notes and the application of the proceeds therefrom:
	•	the notes would have ranked junior to approximately $273.3 million of senior indebtedness, approximately $73.8 million of which would have represented indebtedness under our bank credit facility;
	•	the guarantees would have ranked junior to approximately $84.5 million of senior indebtedness, approximately $73.8 million of which would have represented guarantees of our bank credit facility; and
	•	the notes would have ranked junior to approximately $21.5 million of indebtedness of our non-guarantor subsidiaries.

The indenture governing the exchange notes will permit us and our subsidiaries to incur substantial additional indebtedness, including secured indebtedness to which the exchange notes will be effectively subordinated, subject to certain limitations.
Change of Control
If a Change of Control Event occurs, we must give holders of the exchange notes the opportunity to sell us their exchange notes at a price of 101% of the principal amount of such exchange notes, plus accrued and unpaid interest, if any, on such exchange notes to the date of such repurchase—see "Description of the Exchange Notes—Change of Control," and, for the definition of "Change of Control Event", see "Description of the Exchange Notes—Certain Definitions."
Certain Material Covenants	The indenture governing the exchange notes contains covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur additional indebtedness;
	•	pay dividend on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;
	•	make investments;
	•	create consensual limitations on the ability of our restricted subsidiaries to pay dividends, make loans or transfer property to us;
	•	sell or transfer assets;
	•	engage in transactions with our affiliates; and
	•	consolidate, merge or transfer substantially all assets.

During any period that the exchange notes have investment grade ratings from both Moody's Investors Service, Inc. and Standard and Poor's Ratings Group, Inc., the foregoing covenants will cease to be in effect with the exception of the covenant regarding consolidations, mergers and transfers of substantially all assets.
These covenants are subject to a number of important limitations and exceptions described under "Description of the Exchange Notes—Certain Material Covenants."
Liquidity
The exchange notes are expected to be eligible for trading in the PORTAL market. We do not intend to apply for a listing of the exchange notes on any securities exchange or an automated dealer quotation system.

Ratio of Earnings to Fixed Charges
Deficiency in earnings available to cover fixed charges for fiscal 1998, fiscal 1999, the 20 weeks ended February 3, 2001 and fiscal 2001 was $28.0 million, $29.8 million, $62.8 million and $225.8 million, respectively. The ratio of earnings to fixed charges for the 33 weeks ended September 16, 2000, fiscal 2002, the 39 weeks ended November 2, 2002 and the 39 weeks ended November 1, 2003 was 3.98x, 1.34x, 1.16x and 1.18x, respectively. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and cumulative effect of an accounting change, plus fixed charges. Fixed charges consist of interest expense, including capitalized interest, amortization of debt issuance costs and a portion of operating lease rental expense deemed to be representative of the interest factor.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following table (in millions) sets forth for the periods and as of the dates indicated our summary consolidated financial data. The summary consolidated financial data for the 52 weeks ended February 1, 2003, the 52 weeks ended February 2, 2002, the 20 weeks ended February 3, 2001 and the 33 weeks ended September 16, 2000 are derived and reclassified from the audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended February 1, 2003 incorporated by reference in this prospectus. The summary consolidated financial data for the 52 weeks ended January 29, 2000 and the 52 weeks ended January 30, 1999 are derived from our audited consolidated financial statements that are not included herein or incorporated by reference. The summary consolidated financial data presented as of November 1, 2003 and for the 39 weeks ended November 1, 2003 and November 2, 2002 have been derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended November 1, 2003 incorporated by reference in this prospectus and, in our opinion, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results for those periods. Our results of operations for the 39 weeks ended November 1, 2003 are not necessarily indicative of the results that may be expected for our entire fiscal year. This summary consolidated financial data should be read together with our consolidated financial statements and accompanying notes, as well as management's discussion and analysis of financial condition and results of operations, incorporated by reference in this prospectus.

	Predecessor Company (a)				Successor Company (a)
				:
	52 Weeks Ended January 30, 1999	52 Weeks Ended January 29, 2000	33 Weeks Ended September 16, 2000		20 Weeks Ended February 3, 2001	52 Weeks Ended February 2, 2002	52 Weeks Ended February 1, 2003
				: : :				39 Weeks Ended November 2, 2002	39 Weeks Ended November 1, 2003
Statement of Operations Data:
Sales	$3,655.2	$3,698.1	$2,348.2	:	$1,493.7	$3,963.3	$3,937.7	$2,935.6	$2,978.8
Cost of goods sold	(2,612.0)	(2,639.4)	(1,688.5)	:	(1,072.6)	(2,855.6)	(2,816.7)	(2,103.9)	(2,133.4)

Gross profit	1,043.2	1,058.7	659.7	:	421.1	1,107.7	1,121.0	831.7	845.4
Selling, general and administrative expenses (b)	(832.4)	(850.3)	(549.7)	:	(339.3)	(920.4)	(944.4)	(708.5)	(715.4)
Depreciation and amortization	(77.5)	(75.1)	(48.0)	:	(25.8)	(76.7)	(84.6)	(63.2)	(63.2)
Reorganization income (expenses), net (c)	—	—	359.4	:	7.4	(5.6)	—	—	—
Amortization of goodwill (d).	—	—	—	:	(98.5)	(265.5)	—	—	—

Operating earnings (loss)	133.3	133.3	421.4	:	(35.1)	(160.5)	92.0	60.0	66.8
Interest expense (e)	(161.3)	(163.1)	(99.1)	:	(27.7)	(65.3)	(65.1)	(50.1)	(55.2)

Net earnings (loss) before income taxes and cumulative effect of an accounting change	(28.0)	(29.8)	322.3	:	(62.8)	(225.8)	26.9	9.9	11.6
Income tax provision	(1.7)	(2.1)	(46.7)	:	(14.7)	(16.2)	(13.0)	(3.9)	(4.7)

Net earnings (loss) before cumulative effect of an accounting change	(29.7)	(31.9)	275.6	:	(77.5)	(242.0)	13.9	6.0	6.9
Cumulative effect of an accounting change, net of tax (f)	—	—	—	:	—	—	(0.6)	(0.6)	—

Net earnings (loss)	$(29.7)	$(31.9)	$275.6	:	$(77.5)	$(242.0)	$13.3	$5.4	$6.9

Balance Sheet Data (end of period):
Cash and cash equivalents	$7.9	$16.2		:	$84.6	$24.6	$11.3		$12.5
Total assets	826.5	843.2		:	1,725.4	1,495.5	1,522.6		1,523.6
Debt (excluding lease obligations)	1,274.4	1,343.1		:	452.4	448.5	451.7		452.8
Lease obligations	182.8	198.5		:	195.5	191.1	201.2		195.5
Total debt, including lease obligations	1,457.2	1,541.6		:	647.9	639.6	652.9		648.3
Exchangeable preferred stock and accrued dividends	216.7	235.8		:	—	—	—		—
Stockholders' equity (deficiency)	(1,383.8)	(1,434.4)		:	589.0	344.4	356.8		366.7

(notes on following pages)

Notes to Summary Consolidated Financial Data

  (a)
  The Company completed its plan of reorganization (the "Plan of Reorganization") and formally exited Chapter 11 on September 19, 2000 (the "Plan Effective Date"). Pursuant to our Plan of Reorganization, the Company's direct and indirect parent companies merged with the Company, which became the surviving entity. Such mergers are being accounted for in the historical financial statements at historical cost in a manner similar to pooling-of-interests accounting. The Company adopted fresh-start reporting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("Fresh-Start Reporting"). In connection with the adoption of Fresh-Start Reporting, a new entity was deemed created for financial reporting purposes. The periods presented prior to the Plan Effective Date have been designed "Predecessor Company" and the periods subsequent to the Plan Effective Date have been designated "Successor Company" with September 16, 2000, the Saturday nearest the Plan Effective Date, utilized for the accounting closing date related to the Predecessor Company financial statements. As a result of the implementation of Fresh-Start Reporting and the substantial debt reduction from the completion of the Plan of Reorganization, the results of operations of the Predecessor Company and Successor Company are not comparable.

  (b)
  Selling, general and administrative expenses are net of a $13.7 million gain from the disposition of real estate related to the assignment of two real estate leases in the 39 weeks ended November 1, 2003. During the first six months of Fiscal 2003, the Company initiated and completed its store labor buyout initiative and corporate headcount reduction program in order to reduce labor costs. The Company recorded a charge of $8.1 million related to its store labor buyout initiative and corporate headcount reduction program. The aforementioned $8.1 million charge included a $2.0 million charge funded by the Company's qualified pension plan. Of the $8.1 million charge, $7.3 million is attributable to the cost of a voluntary early retirement program and $0.8 million is attributable to severance and termination benefits. As of November 1, 2003, $0.9 million of benefits related to the store labor buyout initiative and corporate headcount reduction program remain to be paid out over time.

  (c)
  In the 33 weeks ended September 16, 2000, the Predecessor Company's reorganization income of $359.4 million represented income from the cancellation of debt related to the exchange of bond indebtedness, accrued interest for common stock and warrants in accordance with the Plan of Reorganization and a gain related to the difference between the estimated lessor claims for rejected leases and the liabilities previously recorded for such leases; such income was reduced by the write-off of deferred financing costs related to the former bank credit facility and bond indebtedness subject to exchange, and the cost of employee retention bonuses and professional fees related to legal, accounting and consulting services directly attributable to the Plan of Reorganization. The Successor Company's reorganization income of $7.4 million for the 20 weeks ended February 3, 2001 represented a gain related to the difference between the settled lessor claims for rejected leases and the liability previously recorded for such claims. In fiscal 2001, the Successor Company's reorganization expense of $5.6 million represents costs incurred resulting from the early extinguishment of debt, including the write-off of deferred financing costs, related to the pay down of the term loan from certain of the proceeds of the Senior Subordinated Notes.

  Reorganization income of $359.4 million in the 33 weeks ended September 16, 2000 and reorganization expense of $5.6 million in fiscal 2001, previously classified as extraordinary items, have been reclassified within income from operations to retroactively reflect the adoption on February 2, 2002 of Statement of Financial Accounting Standards ("SFAS")

    No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections".

  (d)
  Goodwill of $798.0 million, resulting from Fresh-Start Reporting, was being amortized over three years. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets", the Company's goodwill account is no longer being amortized subsequent to fiscal 2001 but rather is being evaluated for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company adopted SFAS No. 142 effective with the beginning of fiscal 2002. Based on an independent evaluation of our fair value completed when SFAS No. 142 was adopted in the first quarter of fiscal 2002, the Company concluded that there was no impairment of its goodwill. The Company performed its annual evaluation of goodwill in the fourth quarter of fiscal 2002, and, based on this independent evaluation, concluded that there was no impairment of goodwill.

  (e)
  As a result of our Chapter 11 filing on July 12, 2000, the "Petition Date," no principal or interest payments were made on or after the Petition Date on our subordinated debt. Accordingly, no interest expense for such subordinated debt has been accrued on or after the Petition Date.

  (f)
  The Company adopted, as of the beginning of fiscal 2002, Emerging Issues Task Force ("EITF") Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor". In adopting EITF Issue No. 02-16, vendor payments related to advertising reimbursements are recorded as a reduction of cost of goods sold when both the required advertising is performed and the inventory is sold; prior to this change, these reimbursements were recorded as a reduction of advertising expense when the required advertising was performed. As a result, the Company recorded a charge, as of the first quarter of fiscal 2002, of $0.6 million, net of an income tax benefit of $0.4 million, for the cumulative effect of an accounting change.

RISK FACTORS

        The exchange notes, like the old notes, entail the following risks. You should carefully consider these risk factors, as well as the other information contained in this prospectus, before participating in the exchange offer.

Risks Relating to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these notes.

        We have a significant amount of indebtedness and substantial debt service obligations. After giving effect to the offering of the old notes and the use of proceeds therefrom to repay indebtedness, as of November 1, 2003, our total indebtedness on a pro forma basis would have been approximately $648.8 million (including the old notes), or approximately 63.9% of our pro forma capitalization. We would also have had $91.7 million of availability under our bank credit facility. We and our subsidiaries may be able to incur substantial additional indebtedness in the future.

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund working capital, capital expenditures and other general corporate needs;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

        Any failure to comply with covenants in the instruments governing our debt could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

Your right to receive payments on the exchange notes is junior to our existing indebtedness and possibly all of our future borrowings. Further, the guarantees of the exchange notes are junior to all of the guarantors' existing senior indebtedness and possibly all of their future borrowings.

        The exchange notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing and future senior indebtedness (as defined). Assuming we had completed the offering of the old notes on November 1, 2003 and utilized the net proceeds for repayment of indebtedness, the notes would have been subordinated to approximately $273.3 million of our senior indebtedness, approximately $73.8 million of which would have represented borrowings under our bank credit facility and approximately $195.5 million of which would have represented capital lease obligations and we would have had approximately $91.7 million available for borrowing as additional senior indebtedness under the revolving working capital facility portion of our bank credit facility. On a similar basis, on November 1, 2003, the subsidiary guarantees would have been subordinated to approximately $84.5 million of senior indebtedness of the subsidiary guarantors, approximately $73.8 million of which would have represented guarantees of our bank credit facility. In addition, on November 1, 2003, the notes would have effectively been subordinated to approximately $21.5 million of indebtedness of our non-guarantor subsidiaries. We will be permitted to incur additional senior indebtedness in the future under the terms of the indenture. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of senior indebtedness of our company will be entitled to be paid in full in cash before any payment may be made with respect to the notes. In addition, payments on the notes could be blocked in the event of a payment default or certain other defaults on senior indebtedness. See "Description of the Exchange Notes—Ranking Payment of Notes."

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to our company or the subsidiary guarantors, holders of the notes will participate with trade creditors and all other holders of our subordinated indebtedness, if any, and that of the subsidiary guarantors in the assets remaining after we and the subsidiary guarantors have paid all of the senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of the notes may receive less, ratably, than the holders of senior indebtedness.

        The notes will also effectively be subordinated to all existing and future liabilities (including trade payables) of our subsidiaries that are not guarantors. Currently, we have four consolidated single purpose subsidiaries that will not guarantee the notes. These subsidiaries own four stores that are leased to Pathmark. Our right to participate in any distribution of the assets of these subsidiaries upon their liquidation, reorganization or insolvency (and the consequent right of the holders of the notes to participate in the distribution of those assets) will be subject to the prior claims of these subsidiaries' creditors (including trade creditors). As of November 1, 2003, these four subsidiaries had aggregate indebtedness of approximately $21.5 million.

The notes are not secured.

        In addition to being subordinate to our and the guarantors' senior indebtedness and all indebtedness of our subsidiaries that are not guaranteeing the notes, the notes will not be secured by any of our assets. However, our bank credit facility is secured by substantially all of our assets and certain mortgage debt is secured by a portion of our property and equipment. We may also incur additional secured indebtedness in the future without securing the notes. Therefore, if we become insolvent or are liquidated, or if payment under the notes is accelerated, the lenders under such instruments would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such indebtedness. Accordingly, such lenders would have a prior claim on those of our assets securing their indebtedness. Because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied or, if any such assets remained, such assets might be insufficient to satisfy such claims in full.

Our other debt, including our bank credit facility, contains a variety of covenants. Our failure to comply with these covenants could result in an event of default under the indenture relating to the notes.

        Our bank credit facility requires us to maintain specified financial ratios and tests, among other obligations, including a minimum consolidated EBITDA test and a maximum leverage ratio. In addition, our bank credit facility and certain of our other indebtedness have affirmative and negative covenants customary for financings of that type. A failure to comply with any of these covenants could lead to an event of default, which could result in an acceleration of the indebtedness. Acceleration of our other indebtedness would constitute an event of default under the indenture governing the notes. In addition, if an event of default exists on any of our senior indebtedness, the subordination provisions in the indenture may restrict payments to holders of the notes until holders of senior indebtedness are paid in full or the default is cured or waived or has ceased to exist. Furthermore, the indenture will restrict our ability to incur additional indebtedness, sell assets, create encumbrances, make specified payments, including the payment of dividends, or enter into a merger or consolidation. A failure to comply with the restrictions in the indenture could result in an event of default. For additional information see the descriptions under "Description of Certain Indebtedness" and "Description of the Exchange Notes."

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

        Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds or will not be able to obtain the necessary financing at the time of the change of control event, to make the required repurchase of notes or that restrictions in our bank credit facility will not allow such payments. In addition, upon a change of control event, we may be required to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our bank credit facility. If a change of control occurred and we did not have sufficient funds or financing available to pay for the notes or we did not repay our bank credit facility or obtain a waiver thereunder, an event of default would be triggered under the notes. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. For more information, see the descriptions under "Description of Certain Indebtedness" and "Description of the Exchange Notes—Change of Control."

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

        The notes are and will be guaranteed by all of our domestic restricted subsidiaries. If a bankruptcy case or lawsuit is initiated with respect to a guarantor, the debt represented by the guarantee entered into by that guarantor may be reviewed under federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to certain obligations of a guarantor if, among other things, such guarantor, at the time it entered into the guarantee, received less than reasonably equivalent value or fair consideration for entering into the guarantee and either: was insolvent or rendered insolvent by reason of entering into the guarantee; was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to pay such debts or contingent liabilities as they became due.

        In addition, any payment by a guarantor could be voided and required to be returned to such guarantor or to a fund for the benefit of the creditors of such guarantor under such circumstances.

        If a guarantee of a subsidiary were voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the notes would be solely creditors of our company and creditors of our other subsidiaries that have validly guaranteed these notes. The notes then would be effectively subordinated to all obligations of the subsidiary whose guarantee was voided.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

  •
  if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts or contingent liabilities as they became due.

        To the extent that the claims of the holders of the notes against any subsidiary were subordinated in favor of other creditors of such subsidiary, such other creditors would be entitled to be paid in full before any payment could be made on the notes. If one or more of the guarantees is voided or subordinated, we cannot assure you that after providing for all prior claims, there would be sufficient assets remaining to satisfy the claims of the holders of the notes.

You may find it difficult to sell your exchange notes.

        You may find it difficult to sell your exchange notes because an active trading market for the exchange notes may not develop. We expect that the exchange notes offered hereby will be eligible for trading in PORTAL.

        We do not intend to apply for listing or quotation of the exchange notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market of how liquid that market might be. In an active trading market for the exchange notes does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected.

Consequences of failure to exchange your old notes for exchange notes

        If you do not tender your old notes to be exchanged in this exchange offer, your notes will remain restricted securities and will be subject to certain transfer restrictions. As restricted securities, your old notes:

  •
  may be resold only if registered pursuant to the Securities Act of 1933, if an exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law; and

  •
  shall bear a legend restricting transfer in the absence of registration or an exemption therefrom.

        In addition, a holder of old notes who desires to sell or otherwise dispose of all or any part of its old notes under an exemption from registration under the Securities Act of 1933, if requested by us, must deliver to us an opinion of counsel, reasonably satisfactory in form and substance to us, that such exemption is available.

Risks Relating to Our Business and Industry

Our industry is intensely competitive and the competition we encounter may have a negative impact on the prices we may charge for our products and our revenues and profitability.

        The supermarket business is highly competitive and is characterized by high inventory turnover and narrow profit margins. As a result, our results of operations are sensitive to, and may be materially adversely impacted by, among other things, competitive pricing, promotional pressures and additional store openings. We compete with national and regional supermarkets, "warehouse" and "club" stores, drug stores, convenience stores, discount merchandisers and other local retailers in the market areas we serve. Competition with these outlets is based on price, store location, advertising and promotion, product mix, quality and service. Some of these competitors may have greater financial resources, lower merchandise acquisition cost and lower operating expenses than we do, and we may be unable to compete successfully in the future.

Our stores are concentrated in the Northeastern United States, making us vulnerable to economic downturns, natural disasters and other adverse conditions or other catastrophic events in this region.

        We are mainly concentrated in the metropolitan areas of New York-New Jersey and Philadelphia. As a result, we are vulnerable to economic downturns in that region, in addition to those that may affect the country as a whole, as well as natural and other catastrophic events that may impact that region. These events may adversely affect our sales which may lead to lower earnings, or even losses, and may also adversely affect our future growth and expansion. Further, since we are concentrated in densely populated metropolitan areas, opportunities for future store expansion may be limited, which may adversely affect our business and results of operations.

Our renovation and expansion plans may not be successful, which may adversely affect our business and financial condition.

        A key to our business strategy has been, and will continue to be, the renovation and expansion of total selling square footage. Although we expect cash flows generated from operations, supplemented by the unused borrowing capacity under our bank credit facility and the availability of capital lease financing, will be sufficient to fund our capital renovation and expansion programs, sufficient funds may not be available. In addition, the greater financial resources of some of our competitors for real estate sites could adversely affect our ability to open new stores. The inability to renovate our existing stores, add new stores or increase the selling area of existing stores could adversely affect our business, our results of operations and our ability to compete successfully.

We rely on C&S Wholesale Grocers, Inc. for supply of a majority of our products.

        Pursuant to the terms of a long-term supply agreement, we have outsourced to C&S Wholesale Grocers, Inc. supply of substantially all of the products we sell other than direct store delivery merchandise, general merchandise, pharmacy, health and beauty care and tobacco products. During fiscal 2003, we estimate that the products supplied from C&S will account for approximately 60% of all of our supermarket inventory purchases. Although we have not experienced difficulty in supply of these products to date, supply interruptions by C&S may occur in the future. Any significant interruption in this supply stream, including as a result of disruptions at C&S or if the C&S agreement were terminated for any reason, could have a material adverse effect on our business and results of operations.

We are affected by increasing labor costs and a competitive labor market and are subject to the risk of unionized labor disruptions.

        Our continued success depends on our ability to attract and retain qualified personnel. We compete with other businesses in our markets with respect to attracting and retaining qualified employees. A shortage of qualified employees may require us to enhance our wage and benefits package in order to compete effectively in the hiring and retention of qualified employees. Our labor costs may continue to increase, and such increases may not be recovered. If we fail to attract and retain qualified employees, to control our labor costs or to recover any increased labor costs through increased prices, our business and results of operations may be materially adversely affected. In addition, approximately 90% of our associates are covered by collective bargaining agreements with local labor unions. Although we do not anticipate any difficulty renegotiating these contracts as they expire, a labor-related work stoppage by these unionized employees could adversely affect our business and results of operations.

We face the risk of being held liable for environmental damages that may occur.

        Our operations subject us to various laws and regulations relating to the protection of the environment, including those governing the management and disposal of hazardous materials and the cleanup of contaminated sites. Under some environmental laws, such as the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, also known as CERCLA or the Superfund law, and similar state statutes, responsibility for the entire cost of cleanup of a contaminated site can be imposed upon any current or former site owners or operators, or upon any party who sent waste to the site, regardless of the lawfulness of the original activities that led to the contamination. From time to time we have been named as one of many potentially responsible parties at Superfund sites, although our share of liability has typically been de minimis. We believe we are currently in substantial compliance with applicable environmental requirements. However, future developments such as more aggressive enforcement policies, new laws or discovery of unknown conditions may require expenditures that may have a material adverse effect on our business and financial condition.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain both historical and "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements appear in a number of places in this prospectus and include statements regarding the intent, belief or current expectations of Pathmark or its officers with respect to, among other things, the use of proceeds of the offering, the ability to borrow funds under our credit facilities, the ability to successfully implement our operating strategies, including trends affecting our business, financial condition and results of operations. While these forward-looking statements and the related assumptions are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control and reflect future business decisions which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect our results. Some important factors (but not necessarily all factors) that could affect our revenues, growth strategies, future profitability and operating results, or that otherwise could cause actual results to differ materially from those expressed in or implied by any forward-looking statement, include the following:

  •
  increased competition;

  •
  changes in business and economic conditions, as well as natural disasters and other adverse conditions in our markets;

  •
  our ability to successfully implement our renovation and expansion strategies;

  •
  reliance on third-party suppliers;

  •
  increased labor costs and labor disruptions; and

  •
  unanticipated environmental damages.

        Prospective investors are urged to carefully consider these factors in connection with the forward-looking statements. We do not intend to publicly release any revisions to any forward-looking statements contained in this prospectus to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

        We will not receive any cash proceeds from this exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. The gross proceeds from the issuance of the old notes were applied to repay a portion of the term loan under our bank credit facility. The remaining gross proceeds, together with our available cash, were applied to commissions, fees and expenses related to the offering of the old notes and the cost of termination and settlement of a portion of an interest-rate hedge contract in connection with the repayment of a portion of our term loan. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

CAPITALIZATION

        The following table sets forth our actual cash and capitalization as of November 1, 2003 and as adjusted for the issuance of the old notes on December 18, 2003 and the application of the net proceeds from the sale thereof and cash on hand as described under "Use of Proceeds." The information below should be read in conjunction with our consolidated financial statements contained elsewhere in this prospectus.

	As of November 1, 2003
	Actual	As Adjusted(1)
	(in millions)
Cash(2)	$12.5	$11.4

Total debt, including current maturities:
Term loan	$96.8	$45.8
Working capital facility(3)	28.0	28.0
Mortgages	21.5	21.5
Other debt	4.0	4.0
Capital lease obligations	195.5	195.5
8 3/4% Senior Subordinated Notes(4)	302.5	354.0

Total debt	648.3	648.8

Stockholders' Equity:
Preferred stock
5,000,000 shares authorized; none issued and outstanding	—	—
Common stock $0.01 par value
100,000,000 shares authorized; 30,099,510 shares issued and outstanding(5)	0.3	0.3
Common stock warrants	60.0	60.0
Paid-in capital	607.9	607.9
Accumulated deficit(6)	(299.3)	(300.4)
Accumulated other comprehensive loss(7)	(1.5)	(0.8)
Treasury stock, at cost: 28,318 shares	(0.7)	(0.7)

Total stockholders' equity	366.7	366.3

Total capitalization	$1,015.0	$1,015.1

(notes on following page)

Notes to Capitalization

(1)
As adjusted for the issuance of the old notes and the application of the proceeds from the sale thereof.

(2)
The as adjusted amount reflects the use of $1.1 million of available cash to pay a portion of the commissions, fees and expenses of the offering of the old notes and the cost of the termination and settlement, as well as the regular scheduled payment, of an interest-rate hedge contract. The as adjusted amount does not include accrued interest of $1.7 million on the old notes from August 1, 2003 paid to us by the initial purchaser of the old notes.

(3)
Our revolving working capital facility allows us to borrow up to $175.0 million, including up to $125.0 million in letters of credit. At November 1, 2003, $28.0 million in borrowings and $55.3 million in letters of credit were outstanding under this facility.

(4)
After the issuance of the old notes, we have $350.0 million aggregate principal amount of 8 3/4% senior subordinated notes outstanding. The actual and as adjusted amounts include a $2.5 million premium paid to us on the existing notes issued on September 19, 2003 and the as adjusted amount includes a $1.5 million premium paid to us on the old notes issued on December 18, 2003. These premiums will be amortized over the remaining life of the notes.

(5)
Does not include:

•
approximately 5.5 million shares issuable upon the exercise of stock options granted under our 2000 Employee Equity Option Plan and the 2000 Non-Employee Directors' Equity Plan; and

•
approximately 5.3 million shares issuable upon exercise of warrants issued pursuant to the terms of our reorganization.

(6)
The as adjusted amount reflects after-tax charges of $0.4 million related to the write-off of deferred financing costs associated with the repayment of the term loan and $0.6 million related to the termination and settlement of an interest-rate hedge contract in connection with the repayment, which charges will be reflected in our statement of operations for our fourth quarter of fiscal 2003, and a $0.1 million after-tax charge related to a regular scheduled payment on such interest-rate hedge contract.

(7)
The as adjusted amount reflects the after-tax reduction in accumulated other comprehensive loss related to the termination and settlement of an interest-rate hedge contract.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        The old notes were issued on December 18, 2003 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the old notes may not be reoffered, resold, or otherwise transferred unless registered under the Securities Act or any applicable securities law or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

        On December 18, 2003, we and the subsidiary guarantors entered into a registration rights agreement with the initial purchaser of the old notes. Under the registration rights agreement, we and the subsidiary guarantors are obligated:

  •
  to file with the SEC a registration statement relating to the exchange notes no later than 120 days from the date of issuance of the old notes;

  •
  to use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act no later than 180 days after the date of issuance of the old notes;

  •
  as soon as practicable after the effectiveness of the exchange offer registration statement, to offer to the holders of old notes, who are not prohibited by any law or policy of the SEC from participating in the exchange offer, the opportunity to exchange their old notes for the exchange notes offered in connection with this prospectus;

  •
  to keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the old notes; and

  •
  to cause the exchange offer to be consummated no later than 45 days after the effective date of the registration statement.

Shelf Registration

        In the registration rights agreement, we agreed to file a shelf registration statement only if:

  •
  we are not permitted to effect the exchange offer as contemplated by this prospectus because of any change in law or applicable interpretations of the law by the staff of the SEC;

  •
  any holder of old notes notifies us in writing that it is prohibited from participating in the exchange offer by law or SEC policy; or

  •
  any holder of old notes notifies us in writing that it may not resell the exchange notes to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not available for such resale.

        In any such event, we will file with the SEC as promptly as practicable, but in no event more than 45 days after being so required or requested, a shelf registration statement to cover resales of transfer restricted securities by those holders who satisfy various conditions relating to the provisions of information in connection with the shelf registration statement.

        If a shelf registration statement is required, we will use our best efforts to keep the shelf registration statement continuously effective, in order to permit the prospectus included therein to be lawfully delivered by holders of relevant old notes, for a period of two years from the date of its effectiveness or such shorter period that will terminate when all old notes covered by it have been sold or disposed of or are no longer restricted securities.

Additional Interest

        If a registration default (as defined below) occurs, we and the subsidiary guarantors will be jointly and severally required to pay additional interest to each holder of old notes. During the first 90-day period that a registration default occurs, we and the subsidiary guarantors will pay additional interest equal to 0.25% per annum. At the beginning of the second and any subsequent 90-day period that a registration default is continuing, the amount of additional interest will increase by an additional 0.25% per annum until all registration defaults have been cured. However, in no event will the rate of additional interest exceed 1.0% per annum and we and the subsidiary guarantors shall in no event be required to pay additional interest for more than one registration default at any given time. Such additional interest will accrue only for those days that a registration default occurs and is continuing. All accrued additional interest will be paid to the holders of the old notes in the same manner as payment of interest is provided for in the indenture governing the old notes, on each interest payment date. Following the cure of all registration defaults, no more additional interest will accrue.

        A "registration default" includes any of the following:

  •
  we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

  •
  any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

  •
  we fail to consummate the exchange offer on or prior to the date specified for such consummation; or

  •
  the shelf registration statement is declared effective but thereafter ceases to be effective or usable (subject to certain exceptions).

        This exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement that includes this prospectus.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of old notes. You may tender some or all of your old notes only in integral multiples of $1,000. As of the date of this prospectus, $50,000,000 aggregate principal amount of the old notes issued December 18, 2003, are outstanding.

        The terms of the exchange notes to be issued are substantially similar to the old notes, except that the exchange notes have been registered under the Securities Act and, therefore, the certificates for the exchange notes will not bear legends restricting their transfer. The exchange notes will be issued under and be entitled to the benefits of the indenture, dated as of January 29, 2002, among Pathmark, the subsidiary guarantors and Wells Fargo Bank Minnesota, National Association, as Trustee. The indenture was supplemented by the First Supplemental Indenture, dated as of January 30, 2002. We refer to the indenture, as so supplemented, as the "Indenture."

        In connection with the issuance of the old notes, we arranged for the old notes to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, or DTC, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

        There will be no fixed record date for determining the eligible holders of the old notes that are entitled to participate in the exchange offer. We will be deemed to have accepted for exchange validly tendered old notes when and if we have given oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of notes for the purpose of receiving exchange notes from us and delivering them to such holders.

        If we successfully complete this exchange offer, any old notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and will continue to be subject to restrictions on transfer. The old notes will continue to accrue interest but, in general, the holders of old notes after the exchange offer will not have further rights under the registration rights agreement, and we will not have any further obligation to register the old notes under the Securities Act. In that case, holders wishing to transfer old notes would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration Date; Extensions; Amendment; Termination

        The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2004, unless, in our sole discretion, we extend it. In the case of any extension, we will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. We will also notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

        To the extent we are legally permitted to do so, we expressly reserve the right, in our sole discretion, to:

  •
  delay accepting any old note;

  •
  waive any condition of the exchange offer; and

  •
  amend the terms of the exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the holders of old notes. If we consider an amendment to the exchange offer to be material, we will promptly inform the registered holders of old notes of such amendment in a reasonable manner.

        Without limiting the manner by which we may choose to make public announcements of any extension, delay in acceptance, amendment or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Notes

        Interest on the notes will accrue at the rate of 8 3/4% per annum and will be payable semiannually in arrears on February 1 and August 1. Interest on the exchange notes will be paid beginning on the interest payment date immediately following the last interest payment date for which interest was paid on the old notes. We will make each interest payment to the holders of record of the notes on the immediately preceding January 15 and July 15. Interest on the notes will accrue from February 1, 2004. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional interest may accrue on the notes in certain circumstances pursuant to the registration rights agreement.

Resale of Exchange Notes

        Based upon existing interpretations of the staff of the SEC set forth in several no-action letters issued to third parties unrelated to us, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by their holders, without complying with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  any exchange notes to be received by you will be acquired in the ordinary course of your business;

  •
  you are not engaged in, do not intend to engage in or have any arrangement or understanding with any person to participate in, the distribution of the old notes or exchange notes;

  •
  you are not an "affiliate" (as defined in Rule 405 under the Securities Act) of ours or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any "affiliate" of ours (within the meaning of Rule 405 under the Securities Act) to distribute the exchange notes; and

  •
  if you are a broker-dealer, you will receive exchange notes for your own account in exchange for unregistered old notes that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of such exchange notes.

        If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal.

        Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Procedures for Tendering

        The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on our agent's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by DTC who desires to deliver such old notes by book-entry transfer at DTC.

        Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the old notes may tender its old notes in the exchange offer. To tender old notes in the exchange offer, holders of old notes that are DTC participants may follow the procedures for book-entry transfer as provided for below under "—Book-Entry Transfer" and in the letter of transmittal.

        In addition, either:

  •
  the exchange agent must receive any corresponding certificate or certificates representing old notes along with the letter of transmittal;

  •
  the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of old notes into the exchange agent's account at DTC according to its standard operating procedures for electronic tenders described below and a properly transmitted agent's message described below; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the old notes held by a holder of old notes are tendered, a tendering holder should fill in the amount of old notes being tendered in the specified box on the letter of transmittal. The entire amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        The method of delivery of old notes, the letter of transmittal and all other required documents or transmission of an agent's message, as described under "—Book Entry Transfer," to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery prior to the expiration of the exchange offer. No letter of transmittal or old notes should be sent to Pathmark but must instead be delivered to the exchange agent. Delivery of documents to DTC in accordance with its procedures will not constitute delivery to the exchange agent.

        If you are a beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered old notes, either:

  •
  make appropriate arrangements to register ownership of the old notes in your name; or

  •
  obtain a properly completed bond power from the registered holder.

        The transfer of record ownership may take considerable time and may not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal as described in "—Withdrawal of Tenders" below, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" in the letter of transmittal; or

  •
  for the account of an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, the old notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the old notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the old notes. If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        We will determine in our sole discretion all the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered old notes. Our determinations will be final and binding. We reserve the absolute right to reject any and all old notes not validly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we will determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such old notes unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

        In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any old notes that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

        We understand that the exchange agent will make a request promptly after the date of this document to establish accounts with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's DTC account in accordance with DTC's Automated Tender Offer Program procedures for such transfer. The exchange for tendered old notes will only be made after a timely confirmation of a book-entry transfer of the old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message.

        The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering old notes and that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and we may enforce such agreement against the participant. Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the appropriate letter of transmittal and described above are true and correct.

Guaranteed Delivery Procedures

        Holders who wish to tender their old notes and (i) whose old notes are not immediately available, or (ii) who cannot deliver their old notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or if such holder cannot complete DTC's standard operating procedures for electronic tenders before expiration of the exchange offer, may tender their old notes if:

  •
  the tender is made through an eligible institution;

  •
  before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message in lieu of notice of guaranteed delivery:

  •
  setting forth the name and address of the holder and the registered number(s), the certificate number or numbers of the old notes tendered and the principal amount of old notes tendered;

  •
  stating that the tender offer is being made by guaranteed delivery;

  •
  guaranteeing that, within three (3) business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the old notes tendered or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) business days after expiration of the exchange offer.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on                        , 2004, the expiration date of the exchange offer.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth below under "—Exchange Agent"; or

  •
  for DTC participants, holders must comply with DTC's standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes to be withdrawn;

  •
  be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

  •
  specify the name in which the old notes are to be re-registered, if different from that of the withdrawing holder.

        If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the old notes so withdrawn are validly re-tendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder as soon as practicable after withdrawal. Properly withdrawn old notes may be re-tendered by following the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Consequences of Failure to Exchange

        If you do not tender your old notes to be exchanged in this exchange offer, they will remain "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they:

  •
  may be resold only if (i) registered pursuant to the Securities Act, (ii) an exemption from registration is available or (iii) neither registration nor an exemption is required by law; and

  •
  shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.

        As a result of the restrictions on transfer and the availability of the exchange notes, the old notes are likely to be much less liquid than before the exchange offer. Following the consummation of the exchange offer, in general, holders of old notes will have no further registration rights under the registration rights agreement.

Exchange Agent

        Wells Fargo Bank Minnesota, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Facsimile: (860) 704-6219	By Registered or Certified Mail: Wells Fargo Bank Minnesota, National Association 213 Court Street, Suite 703 Middletown, CT 06457	By Hand/Overnight Delivery: Wells Fargo Bank Minnesota, National Association 213 Court Street, Suite 703 Middletown, CT 06457

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. We may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payment to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for services. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

        We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses include:

  •
  SEC registration filing fees;

  •
  Fees and expenses of compliance with federal securities and state blue sky or securities laws;

  •
  Expenses of printing, messenger, delivery service and telephone;

  •
  Fees and expenses of the exchange agent and trustee; and

  •
  Accounting and legal fees and printing costs.

        We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

  •
  Certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered;

  •
  Tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  A transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

        If satisfactory evidence of payment of such taxes it not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The proceeds from the issuance of the old notes were used to repay a portion of the term loan under our bank credit facility. After giving effect to the repayment of indebtedness with the proceeds of the offering of the old notes, pro forma as of November 1, 2003, we had the following indebtedness (excluding any capital lease obligations) (in millions):

Indebtedness	Amount
Term loan	$45.8
Working capital facility	28.0
Mortgages	21.5
Other debt	4.0
8 3/4% senior subordinated notes	354.0

Credit Facility

        On September 19, 2000, we entered into a credit agreement with a group of lenders led by JPMorgan Chase Bank. The bank credit facility consists of (a) a term loans in an aggregate principal amount of $300.0 million and (b) a $175.0 million revolving working capital facility (including a maximum of $125.0 million in letters of credit). After giving effect to the prepayment of indebtedness with the proceeds of the offering of the old notes, pro forma as of November 1, 2003, we had outstanding $45.8 million under the term loan and $28.0 million in borrowings and $55.3 million in letters of credit under the revolving working capital facility. Borrowings under our bank credit facility bear interest at floating rates equal to LIBOR plus an applicable margin, depending on our total debt to consolidated EBITDA ratio. We are required to repay a portion of our borrowing under the term loans each year, so as to retire such indebtedness in its entirety by July 15, 2007. The working capital facility expires on July 15, 2005.

        All of our obligations under the bank credit facility are guaranteed by our domestic subsidiaries other than our consolidated single purpose vehicles organized for the purpose and engaged solely in the business of owning or leasing real property or equipment. Our obligations under the bank credit facility and those of our subsidiaries guaranteeing the bank credit facility are secured by substantially all of our tangible and intangible assets including, without limitation, intellectual property, real property (including leasehold interests) and the capital stock in each of these subsidiaries.

        The bank credit facility requires us to meet certain financial tests including, without limitation, a maximum total debt to consolidated EBITDA ratio, a minimum interest and rental expense coverage ratio, a minimum consolidated EBITDA and a minimum fixed-charge coverage ratio. In addition, the bank credit facility contains certain material covenants which, among other things, limit the incurrence of additional indebtedness, issuance of cash-pay preferred stock, incurrence of liens, sale leaseback transactions, hedging activities, sale or discount of receivables, investments, loans, advances, guarantees, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, changing lines of business, dividends or prepayments of other indebtedness, amendments to our organizational documents and other matters customarily restricted in such agreements.

        The bank credit facility contains customary events of default, including without limitation, payment defaults, material breaches of representations and warranties, material covenant defaults, certain events of bankruptcy and insolvency, and a change of control.

Existing Senior Subordinated Notes

        On January 29, 2002, we issued $200.0 million aggregate principal amount of 8 3/4% senior subordinated notes due 2012 and on September 19, 2003, we issued $100.0 million principal amount of 8 3/4% senior subordinated notes due 2012, which we refer to collectively as the existing notes. The proceeds from the issuance of the existing notes were used to repay a portion of our outstanding loans under our bank credit facility and $6.4 million of our outstanding industrial revenue bonds. The existing notes are treated as a single class with the exchange notes offered hereby, and have the same terms as the exchange notes offered hereby, including the covenants.

Other Debt

        We have two series of industrial revenue bonds outstanding with interest rates averaging 5.4%. These bonds are payable in installments ending in fiscal 2008 and fiscal 2018. At November 1, 2003, we had $1.5 million of these bonds outstanding.

        In addition, our four consolidated single-purpose subsidiaries have mortgages outstanding that are secured by property and equipment having a net book value of $29.4 million as of November 1, 2003. These borrowings, with interest rates averaging 7.3%, are payable in installments ending in fiscal 2008, including a scheduled final payment of $18.9 million. At November 1, 2003, these mortgages amounted to $21.5 million.

DESCRIPTION OF THE EXCHANGE NOTES

General

        The old notes were, and the exchange notes will be, issued as a single series of securities pursuant to an indenture dated January 29, 2002, which was supplemented by the First Supplemental Indenture dated as of January 30, 2002 (as so supplemented, the "Indenture") among the Company, the subsidiary guarantors and Wells Fargo Bank Minnesota, National Association, as trustee (the "Trustee"). The form and terms of the exchange notes will be substantially identical to those of the old notes, except that the exchange notes will have been registered under the Securities Act and hence will not be subject to certain restrictions and will not have registration rights. The old notes and the exchange notes are referred to collectively as the "notes." On January 29, 2002, we issued $200.0 million aggregate principal amount of our 8 3/4% senior subordinated notes due 2012 and on September 19, 2003, we issued $100.0 million aggregate principal amount of 8 3/4% senior subordinated notes due 2012, collectively referred to herein as the "existing notes". The exchange notes offered hereby and the existing notes will be treated as a single class of securities under the Indenture. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        Certain terms used in this description are defined under the subheading "Certain Definitions." In this description, the word "Company" refers only to Pathmark Stores, Inc. and not to any of its subsidiaries.

        The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreement. We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the notes. You may request copies of these agreements at our address set forth under the heading "Where You Can Find More Information."

Principal, Maturity and Interest

        The Company issued the notes initially with a maximum aggregate principal amount of $50.0 million. The Company issued the notes in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on February 1, 2012. Subject to our compliance with the covenant described under the subheading "—Certain Material Covenants—Limitation on Indebtedness," we are entitled to, without the consent of the Holders, issue more notes under the Indenture on the same terms and conditions as the notes being offered hereby (the "Additional Notes"). The old notes and the exchange notes offered hereby, the existing notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the exchange notes," references to the notes include the old notes, the exchange notes offered hereby, the existing notes, and any Additional Notes which may be issued.

        Interest on the exchange notes will accrue at the rate of 8 3/4% per annum and will be payable semiannually in arrears on February 1 and August 1, commencing on February 1, 2004. We will make each interest payment to the Holders of record of the exchange notes on the immediately preceding January 15 and July 15. Interest on the exchange notes will accrue from August 1, 2003, the last payment date in respect of the existing notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

        Except as set forth below, we will not be entitled to redeem the notes at our option prior to February 1, 2007.

        On and after February 1, 2007, we will be entitled at our option to redeem all or a portion of these notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of

Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 1 of the years set forth below:

Period	Redemption Price
2007	104.375%
2008	102.917
2009	101.458
2010 and thereafter	100.000

        Prior to February 1, 2005, we may at our option on one or more occasions redeem notes (which includes the existing notes, the old notes, the exchange notes offered hereby and Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes (which includes the existing notes, the old notes, the exchange notes offered hereby and Additional Notes, if any) issued at a redemption price (expressed as a percentage of principal amount) of 108.75%, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds from one or more Equity Offerings; provided that

  (1)
  at least 65% of such aggregate principal amount of notes (which includes the existing notes, the old notes, the exchange notes offered hereby and Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by the Company or its Affiliates); and

  (2)
  each such redemption occurs within 90 days after the date of the related Equity Offering.

        In addition, prior to February 1, 2007, we may at our option on one or more occasions redeem notes (which includes the existing notes, the old notes, the exchange notes offered hereby and Additional Notes, if any) at a redemption price equal to the sum of:

  (1)
  the principal amount thereof, plus

  (2)
  accrued and unpaid interest, if any, to the redemption date, plus

  (3)
  the Applicable Premium at the redemption date.

Selection and Notice of Redemption

        If we are redeeming less than all the notes at any time, the Trustee will select notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

        We will redeem notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the captions "—Change of Control" and "Certain Material Covenants—Limitation on Sales of Assets and Subsidiary Stock." We may at any time and from time to time purchase notes in the open market or otherwise.

Guarantees

        The Subsidiary Guarantors will jointly and severally unconditionally guarantee, on a senior subordinated basis, our obligations under the notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors."

        Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

        If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guarantee could be reduced to zero. See "Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors."

        The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

  (1)
  upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor other than to the Company or an Affiliate of the Company;

  (2)
  upon the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor other than to the Company or an Affiliate of the Company; or

  (3)
  upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

in each case in compliance with the terms of the Indenture.

Ranking

  Senior Indebtedness Versus Notes

        The payment of the principal of, premium, if any, and interest on the notes and the payment of any Subsidiary Guarantee will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company and such Subsidiary Guarantor under the Credit Agreement.

        As of November 1, 2003, after giving pro forma effect to the offering of the old notes:

  (1)
  the Company's Senior Indebtedness would have been approximately $273.3 million including $73.8 million of secured indebtedness under the Credit Agreement; and

  (2)
  the Senior Indebtedness of the Subsidiary Guarantors would have consisted primarily of their guarantees of Senior Indebtedness of the Company under the Credit Agreement.

        Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "—Certain Material Covenants—Limitation on Indebtedness."

  Liabilities of Subsidiaries Versus Notes

        A portion of our operations is conducted through our subsidiaries. Some of our subsidiaries are not guaranteeing the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including

Holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

        At November 1, 2003, after giving pro forma effect to the offering of the old notes, the total indebtedness of our subsidiaries (other than the Subsidiary Guarantors) would have been approximately $21.5 million. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture or any limitation on the incurrence of Indebtedness by our Unrestricted Subsidiaries. See "—Certain Material Covenants—Limitation on Indebtedness."

  Other Senior Subordinated Indebtedness versus Notes

        Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the notes and the relevant Subsidiary Guarantee in accordance with the provisions of the Indenture. The notes and each Subsidiary Guarantee will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the relevant Subsidiary Guarantor, respectively (including the existing notes and each Subsidiary Guarantee thereof).

        We and the Subsidiary Guarantors have agreed in the Indenture that, subject to certain exceptions, we and they will not Incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Subsidiary Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable. The Indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

  Payment of Notes

        We are not permitted to pay principal of, premium, if any, or interest on the notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not purchase, redeem or otherwise retire any notes (collectively, "pay the notes") if either of the following occurs (a "Payment Default"):

  (1)
  any default on the payment of all or any portion of the Obligations on any Designated Senior Indebtedness of the Company; or

  (2)
  any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

        During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

  (1)
  by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

  (2)
  because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

  (3)
  because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

        Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the notes after the end of such Payment Blockage Period. The notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Company during such period.

        Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

  (1)
  the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the Holders of the notes are entitled to receive any payment;

  (2)
  until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which Holders of the notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of notes may receive certain Capital Stock and subordinated debt obligations; and

  (3)
  if a distribution is made to Holders of the notes that, due to the subordination provisions, should not have been made to them, such Holders of the notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

        If payment of the notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration.

        A Subsidiary Guarantor's obligations under its Subsidiary Guarantee are senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee.

        By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the Holders of the notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of our Senior Indebtedness and may recover more, ratably, than the Holders of the notes.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the notes pursuant to the provisions described under "—Defeasance."

Book-Entry, Delivery and Form

        The old notes were, and the exchange notes will be, issued in the form of one or more global notes (the "Global Note"). The Global Note will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. You may hold your beneficial interests in the Global Note directly through the Depository if you have an account with the Depository or indirectly through organizations which have accounts with the Depository.

        The Depository has advised the Company as follows: the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        The Company expects that pursuant to procedures established by the Depository, upon the deposit of the Global Note with the Depository, the Depository will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such Global Note to the accounts of participants. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

        So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of any related notes evidenced by the Global Note for all purposes of such notes and the Indenture. Except as set forth below, as an owner of a beneficial interest in the Global Note, you will not be entitled to have the notes represented by the Global Note registered in your name, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any notes under the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, premium, if any, and interest on notes represented by the Global Note registered in the name of and held by the Depository or its nominee to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

        We expect that the Depository or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global

Note as shown on the records of the Depository or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Note owning through such participants.

        Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility or liability for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

        Subject to certain conditions, the notes represented by the Global Note are exchangeable for certificated notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if

  (1)
  the Depository notifies us that it is unwilling or unable to continue as Depository for the Global Note or the Depository ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

  (2)
  we in our discretion at any time determine not to have all the notes represented by the Global Note; or

  (3)
  a default entitling the holders of the notes to accelerate the maturity thereof has occurred and is continuing.

        Any note that is exchangeable as described above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee. In addition, such certificates will bear the same transfer restriction legend as the Global Note (unless we determine otherwise in accordance with applicable law), subject, with respect to such certificated notes, to the provisions of such legend.

Same-Day Payment

        The Indenture requires us to make payments in respect of notes (including principal, premium and interest) by wire transfer of immediately available funds to the U.S. dollar accounts with banks in the U.S. specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address.

Change of Control

        Upon the occurrence of a Change of Control Event, each Holder shall have the right to require that the Company repurchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control Event we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

  (1)
  that a Change of Control Event has occurred and that such Holder has the right to require us to purchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

  (2)
  the circumstances and relevant facts regarding such Change of Control Event;

  (3)
  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (4)
  the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

        We will not be required to make a Change of Control Offer following a Change of Control Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

        The Change of Control Event purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control Event purchase feature is a result of negotiations between the Company and the initial purchaser of the old notes. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Event under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "—Certain Material Covenants—Limitation on Indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

        The Credit Agreement will prohibit us from purchasing any notes and will also provide that the occurrence of certain change of control events will constitute a default thereunder. In the event that at the time of any Change of Control Event the terms of any Senior Indebtedness of the Company (including the Credit Agreement) restrict or prohibit the purchase of notes following such Change of Control Event, then we could repay in full all such Senior Indebtedness or obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the notes. If we do not repay such Senior Indebtedness or obtain such consents, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of notes.

        Holders of the existing notes have an identical right to the holders of the notes offered hereby to require us to repurchase their existing notes at the same price. In addition, future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control Event or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Change of Control Event itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of notes following the occurrence of a Change of Control Event may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture."

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear whether a Change of Control Event has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain Material Covenants

        The Indenture contains covenants including, among others, those summarized below. Following the first day (the "Suspension Date") that:

        (a)   the notes have an Investment Grade Rating from both of the Rating Agencies, and

        (b)   no Default has occurred and is continuing under the Indenture,

        the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized below under:

  •
  "—Limitation on Indebtedness"

  •
  "—Limitation on Restricted Payments"

  •
  "—Limitation on Restrictions on Distributions from Restricted Subsidiaries"

  •
  "—Limitation on Sales of Assets and Subsidiary Stock"

  •
  clause (3) of the first paragraph under "—Merger and Consolidation"

  •
  "—Limitation on Affiliate Transactions"

  •
  "—Limitation on Line of Business"

  •
  "—Future Guarantors" and

  •
  "—Events of Default" to the extent it relates to the covenants that are suspended

(collectively, the "Suspended Covenants"). In addition, the Subsidiary Guarantees of the Subsidiary Guarantors will also be suspended as of the Suspension Date. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Subsidiary Guarantees will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period." Notwithstanding that the Suspended Covenants may be reinstated, no default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

        On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to paragraph (a) of "—Limitation on Indebtedness" or one of the clauses set forth in paragraph (b) of "—Limitation on Indebtedness" (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to paragraph (a) or (b) of "—Limitation on Indebtedness," such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (5) of paragraph (b) of "—Limitation on Indebtedness." Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect since the date the notes were originally issued and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under paragraph (a) of "—Limitation on Restricted Payments" and the items specified in subclauses (3)(A) through (3)(D) of paragraph (a) of "—Limitation on Restricted Payments" will increase the amount available to be made under paragraph (a) thereof. For purposes of determining compliance with paragraph (a) of the "—Limitation on Sales of Assets and Subsidiary Stock" covenant, on the Reversion Date, the Net Available Cash from all Asset Dispositions not applied in accordance with the covenant will be deemed to be reset to zero.

  Limitation on Indebtedness

        (a)   The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

        (b)   Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

  (1)
  Indebtedness Incurred by the Company and the Subsidiary Guarantors pursuant to any Revolving Credit Facility; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $175 million and (B) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries;

  (2)
  Indebtedness Incurred by the Company and the Subsidiary Guarantors pursuant to any Term Loan Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (2) and then outstanding does not exceed $250 million less the aggregate sum of all principal payments actually made from time to time after the Issue Date with respect to such Indebtedness (other than principal payments made from Refinancings thereof that are treated as Indebtedness Incurred pursuant to this clause (2));

  (3)
  Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes;

  (4)
  the existing notes and the exchange notes in respect thereof;

  (5)
  Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (4) of this covenant);

  (6)
  Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

  (7)
  Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4), (5) or (6) or this clause (7); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (6), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

  (8)
  Hedging Obligations entered into in good faith to hedge risks with respect to the Company's and the Restricted Subsidiaries' interest rate, currency or commodity exposure;

  (9)
  obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

  (10)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

  (11)
  Indebtedness consisting of the Subsidiary Guarantee of a Subsidiary Guarantor and any other Guarantee by the Company or a Subsidiary Guarantor of Indebtedness permitted to be Incurred by the Company or a Restricted Subsidiary under the Indenture;

  (12)
  Purchase Money Indebtedness or Capital Lease Obligations in an aggregate amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, does not exceed the greater of (a) $50 million and (b) 5% of Consolidated Tangible Assets; and

  (13)
  Indebtedness of the Company or of any of the Subsidiary Guarantors (in addition to Indebtedness permitted by clauses (1) through (12) above or paragraph (a)) in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, does not exceed $30 million.

        (c)   Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the notes or the applicable Subsidiary Guarantee to at least the same extent as such Subordinated Obligations.

        (d)   For purposes of determining compliance with this covenant,

  (1)
  any Indebtedness remaining outstanding under the Credit Agreement after the application of the net proceeds from the sale of the existing notes on the Issue Date will be treated as Incurred on the Issue Date under clauses (1) and (2) of paragraph (b) above, as applicable;

  (2)
  in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses; and

  (3)
  the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

        Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this "Limitation on Indebtedness" covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

  Limitation on Restricted Payments

        (a)   The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

  (1)
  a Default shall have occurred and be continuing (or would result therefrom);

  (2)
  the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or

  (3)
  the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

  (A)
  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurred to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

  (B)
  100% of the aggregate Net Cash Proceeds received by the Company from the issuance, sale or exercise of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Restricted Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

  (C)
  the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

  (D)
  an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and payment of interest or dividends or distributions, including transfers of assets, with respect to such Investments, in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

        (b)   The preceding provisions will not prohibit:

  (1)
  any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Restricted Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

  (2)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations, which is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

  (3)
  dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

  (4)
  so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of any agreements (including employment agreements) or plans (or amendments thereto) under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $3.5 million in any fiscal year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

  (5)
  the repurchase of any Indebtedness of the Company at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control pursuant to a provision similar to the provision described under "Change of Control"; provided that prior to such repurchase the Company has made the Change of Control Offer as provided under "Change of Control" and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer; provided further, however, that such repurchase shall be included in the calculations of the amount of Restricted Payments;

  (6)
  the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof or tax payment with respect thereto; provided, however, that such repurchases shall be excluded in the calculation of Restricted Payments; and

  (7)
  restricted Payments in an aggregate amount not to exceed $5 million; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

        (c)   For purposes of determining compliance with this covenant, (1) the amount of any Restricted Payment made other than in cash will be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board resolution, and (2) in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in paragraphs (a) and (b) above, the Company, in its sole discretion, may order and classify such Restricted Payment at the time such Restricted Payment is made.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

  (1)
  with respect to clauses (a), (b) and (c),

  (i)
  any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

  (ii)
  any encumbrance or restriction existing under or by reason of applicable law;

  (iii)
  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

  (iv)
  any encumbrance or restriction relating to a Subsidiary Guarantor and contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if the encumbrance or restriction is not materially more disadvantageous to the Noteholders than is customary in comparable financings (as determined by the Company in good faith);

  (v)
  any encumbrance or restriction representing customary provisions of any distribution, joint venture, purchase, outsourcing or similar agreement;

  (vi)
  any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

  (vii)
  any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i), (iii) or (iv) of clause (1) of this covenant or this clause (vii) or contained in any amendment to an agreement referred to in clause (i), (iii) or (iv) of clause (1) of this covenant or this clause (vii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements; and

  (2)
  with respect to clause (c) only,

    (i)
    any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

    (ii)
    any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

    (iii)
    any encumbrance or restriction existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture; and

    (iv)
    any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary.

  Limitation on Sales of Assets and Subsidiary Stock

        (a)   The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

  (1)
  the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

  (2)
  at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

  (3)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

  (A)
  first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

  (B)
  second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

  (C)
  third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the Holders of the notes (and to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase notes (and such other Senior Subordinated Indebtedness of the Company)pursuant to and subject to the conditions contained in the Indenture;

  provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

        Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

        For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

  (1)
  the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

  (2)
  securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

        (b)   In the event of an Asset Disposition that requires the purchase of notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase notes tendered pursuant to an offer by the Company for the notes (and such other Senior Subordinated Indebtedness of the Company) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness of the Company) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

        (c)   The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

        The Credit Agreement will prohibit us from applying any Net Available Cash from any Asset Dispositions to make an offer to purchase notes so long as any Obligations under the Credit Agreement remain outstanding or the commitments thereunder have not expired.

  Limitation on Affiliate Transactions

        (a)   The Company will not, and will not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

  (1)
  the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

  (2)
  if such Affiliate Transaction involves an amount in excess of $5 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

  (3)
  if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

        (b)   The provisions of the preceding paragraph (a) will not prohibit:

  (1)
  any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments";

  (2)
  any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, employee benefit arrangements, stock options and stock ownership plans entered into in the ordinary course of business or approved by the Board of Directors;

  (3)
  loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $3 million in the aggregate outstanding at any one time;

  (4)
  the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

  (5)
  any transaction with a Restricted Subsidiary or joint venture or other Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or other Person;

  (6)
  any transaction with an Unrestricted Subsidiary pursuant to contractual arrangements in existence on the Issue Date and similar transactions with an Unrestricted Subsidiary on terms that satisfy the criteria set forth in clause (a)(1) above;

  (7)
  the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company; and

  (8)
  arrangements in existence on the Issue Date and renewals, extensions and amendments thereto on terms not materially less favorable to the Company or its Restricted Subsidiaries.

  Limitation on Liens

        Neither the Company nor any Subsidiary Guarantor will Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of the Company or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or such Subsidiary Guarantor, as applicable, or (2) any Secured Indebtedness that is not Senior Indebtedness of such Person unless contemporaneously therewith such Person makes effective provision to secure the notes or the relevant Subsidiary Guarantee, as applicable, equally and ratably with, or in the event such Secured Indebtedness constitutes a Subordinated Obligation, prior to, such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. The foregoing covenant will not prohibit Liens (1) existing on the Issue Date and extensions thereof, (2) with respect to Indebtedness of a Person or with respect to an asset existing at the time such Person or asset is acquired by the Company, including in connection with a merger (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition), or (3) on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose.

  Limitation on Line of Business

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

  Merger and Consolidation

        The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

  (1)
  the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

  (2)
  immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

  (3)
  immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; and

  (4)
  the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging with or into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

        The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

        The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

  (1)
  except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guarantee Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee;

  (2)
  immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

  (3)
  the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with the Indenture.

  Future Guarantors

        The Company will cause each domestic Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness permitted to be Incurred pursuant to clauses (8), (9) and (10) of paragraph (b) of the covenant described under "—Certain Material Covenants—Limitation on Indebtedness") to, at the same time, execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the notes on the same terms and conditions as those set forth in the Indenture.

SEC Reports

        Whether or not required by the SEC, so long as any notes are outstanding, the Company will furnish to the Trustee for delivery to the Holders, within the time periods specified in the SEC's rules and regulations (including any grace periods or extensions permitted by the SEC):

  (1)
  all quarterly and financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file these forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" (which will include a statement as to the amount of Consolidated Cash Flow for the applicable periods) and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file these reports.

        At any time that Unrestricted Subsidiaries represent 5% or more of the total assets of the Company, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

        In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request. The Company and the Subsidiary Guarantors have agreed that, for so long as any notes remain outstanding, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Defaults

        Each of the following is an Event of Default:

  (1)
  a default in the payment of interest on the notes when due, continued for 30 days;

  (2)
  a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

  (3)
  the failure by the Company to comply with its obligations under "—Certain Material Covenants, Merger and Consolidation" above;

  (4)
  the failure by the Company to comply for 30 days after notice as hereinafter provided with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase notes) or under "—Certain Material Covenants" under "—Limitation on Indebtedness," "—Limitation on Restricted Payments," "—Limitation on Restrictions on Distributions from Restricted Subsidiaries," "—Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase notes), "—Limitation on Affiliate Transactions," "—Limitation on Liens," "—Limitation on Line of Business," "—Future Guarantors" or "—SEC Reports";

  (5)
  the failure by the Company or a Subsidiary Guarantor to comply for 60 days after notice as hereinafter provided with its other agreements contained in the Indenture;

  (6)
  Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $15 million (the "cross acceleration provision");

  (7)
  certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or a Significant Subsidiary (the "bankruptcy provisions");

  (8)
  any final judgment or decree for the payment of money (other than judgments that are covered by insurance policies issued by solvent carriers) in excess of $15 million is entered against the Company, a Subsidiary Guarantor or a Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such final judgment or decree and is not discharged, waived or stayed within 10 days after notice as hereinafter provided (the "judgment default provision"); or

  (9)
  any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee.

However, a default under clauses (4), (5) and (8) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding notes notify the Company in writing of the default and the Company does not cure such default within the time specified after receipt of such notice.

        If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five business days after the giving of written notice to the Company and the administrative agent (or similar agent if there is no administrative agent) under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

  (1)
  such Holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

  (3)
  such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

  (5)
  Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.

        If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

  (1)
  reduce the amount of notes whose Holders must consent to an amendment;

  (2)
  reduce the rate of or extend the time for payment of interest on any note;

  (3)
  reduce the principal of or extend the Stated Maturity of any note;

  (4)
  reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under "—Optional Redemption" above;

  (5)
  make any note payable in money other than that stated in the note;

  (6)
  impair the right of any Holder of the notes to receive payment of principal of and interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes;

  (7)
  make any change in the amendment provisions which require each Holder's consent or in the waiver provisions;

  (8)
  make any change in the ranking or priority of any note that would adversely affect the Noteholders; or

  (9)
  make any change in any Subsidiary Guarantee that would adversely affect the Noteholders.

        Notwithstanding the preceding, without the consent of any Holder of the notes, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture:

  (1)
  to cure any ambiguity, omission, defect or inconsistency;

  (2)
  to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

  (3)
  to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

  (4)
  to add guarantees with respect to the notes, including any Subsidiary Guarantees, or to secure the notes;

  (5)
  to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the Holders of the notes or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

  (6)
  to make any change that does not adversely affect the rights of any Holder of the notes; or

  (7)
  to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

        However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

        The consent of the Holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Indenture becomes effective, we are required to mail to Holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

        The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

        At any time, we may terminate all our obligations under the notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

        In addition, at any time we may terminate our obligations under "—Change of Control" and under the covenants described under "—Certain Material Covenants" (other than the covenant described under "—Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under "—Defaults" above and the limitations contained in clause (3) of the first paragraph under "—Certain Material Covenants—Merger and Consolidation" above ("covenant defeasance").

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Subsidiary Guarantors and Significant Subsidiaries) or (8) under "Defaults" above or because of the failure of the Company to comply with clause (3) of the first paragraph under "—Certain Material Covenants—Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

        In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the IRS or other change in applicable Federal income tax law).

Concerning the Trustee

        Wells Fargo Bank Minnesota, National Association, is the Trustee under the Indenture. We have initially appointed the Trustee as Registrar and Paying Agent with regard to the notes.

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees or Stockholders

        No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The Indenture is and the exchange notes offered hereby will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

        "Additional Assets" means:

  (1)
  any property, plant or equipment or other non-current tangible assets used in a Permitted Business;

  (2)
  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

  (3)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Permitted Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "—Certain Material Covenants—Limitation on Restricted Payments," "—Certain Material Covenants—Limitation on Affiliate Transactions" and "—Certain Material Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Applicable Premium" means, with respect to a note at any time, the greater of (1) 1.0% of the principal amount of such note at such time and (2) the excess of (A) the present value at such time of (i) the redemption price of such note at February 1, 2007 (such redemption price being described in the table appearing in the second paragraph of "—Optional Redemption" exclusive of any accrued interest) plus (ii) any required interest payments due on such note through February 1, 2007, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

        "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

  (1)
  any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

  (2)
  all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

  (3)
  any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3) above,

    (A)
    a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

    (B)
    for purposes of the covenant described under "—Certain Material Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under "—Certain Material Covenants—Limitation on Restricted Payments" or a Permitted Investment and (y) a merger, consolidation or disposition of all or substantially all the assets of the Company in accordance with the covenant described under "—Certain Material Covenants—Merger and Consolidation";

    (C)
    any disposition of assets with a fair market value of less than $1 million;

    (D)
    the sale or lease of real property, equipment, inventory, accounts receivable or other assets in the ordinary course of business (and, in the case of real property, consistent with past practice) and the sale or other disposition of assets that have become obsolete or are no longer used or useful, including closed stores or excess properties, in the Company's or any of its Restricted Subsidiaries' business, whether or not in the ordinary course of business;

    (E)
    the sale or disposition of cash or Temporary Cash Investments;

    (F)
    the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

    (G)
    the grant in the ordinary course of business of any license of patents, trademarks, registration therefor and other similar intellectual property; and

    (H)
    sales of assets received by the Company or any Restricted Subsidiary as a result of a foreclosure upon a Lien securing Indebtedness owed to the Company or such Restricted Subsidiary.

        "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

        "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

  (1)
  the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

  (2)
  the sum of all such payments.

        "Bank Indebtedness" means all Obligations pursuant to the Credit Agreement.

        "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Change of Control" means the occurrence of any of the following events:

  (1)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the voting power of the Voting Stock of the Company; provided, however, that in the event the Company enters into a transaction the sole purpose of which is to create a new holding company of the Company and at the time such transaction is consummated the shareholders of the Company become shareholders of such holding company without any other change in beneficial ownership of the Company, such transaction will not constitute a Change of Control;

  (2)
  individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of at least 66 2/3% of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

  (3)
  the adoption of a plan relating to the liquidation or dissolution of the Company; or

  (4)
  the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the notes and a Subsidiary of the transferor of such assets.

        "Change of Control Event" means the occurrence of a Change of Control and the failure of the notes to have an Investment Grade Rating from both Rating Agencies on the 60th day after the occurrence of such Change of Control (or, if the rating of the notes is under publicly announced consideration for possible change or withdrawal by either Rating Agency within 60 days of the Change of Control, such later day that the Rating Agency announces its decision).

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodity Agreement" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

        "Consolidated Cash Flow" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

  (1)
  all income tax expense of the Company and its consolidated Restricted Subsidiaries;

  (2)
  Consolidated Interest Expense;

  (3)
  depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period); and

  (4)
  all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters prior to the date of such determination for which consolidated financial statements of the Company are available (provided the most recent such fiscal quarter so included did not end more than 135 days or, in the case of the last fiscal quarter of a fiscal year, 180 days prior to such date of determination) to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

  (1)
  if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

  (2)
  if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, Consolidated Cash Flow and Consolidated Interest

    Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

  (3)
  if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the Consolidated Cash Flow (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

  (4)
  if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

  (5)
  if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

  (1)
  interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

  (2)
  amortization of debt discount and debt issuance cost;

  (3)
  capitalized interest;

  (4)
  non-cash interest expense;

  (5)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  (6)
  net payments pursuant to Hedging Obligations;

  (7)
  Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the issuer of such Preferred Stock);

  (8)
  interest incurred in connection with Investments in discontinued operations;

  (9)
  interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

  (10)
  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

        "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

  (1)
  any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

  (A)
  subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

  (B)
  the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

  (2)
  any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

  (3)
  any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

  (A)
  subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

  (B)
  the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

  (4)
  any gain or loss realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

  (5)
  extraordinary gains or losses;

  (6)
  the cumulative effect of a change in accounting principles; and

  (7)
  amortization of excess reorganization value.

Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Material Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

        "Consolidated Tangible Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries as shown on the Company's consolidated balance sheet as of the end of the Company's most recently ended fiscal quarter prior to the date of determination for which consolidated financial statements are available (provided such fiscal quarter did not end more than 135 days or, in the case of the last fiscal quarter of a fiscal year, 180 days prior to such date of determination), less intangible assets including, without limitation, items such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense.

        "Credit Agreement" means the Credit Agreement dated as of September 19, 2000 among the Company, JPMorgan Chase Bank, as Administrative Agent, and the Lenders party thereto, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, increased, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

        "Currency Agreement" means in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Senior Indebtedness," with respect to a Person means:

  (1)
  the Bank Indebtedness; and

  (2)
  any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $20 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

  (2)
  is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

  (3)
  is mandatorily redeemable or must be repurchased (other than redeemable or repurchaseable only for Capital Stock of such Person which is not itself Disqualified Stock) upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if:

  (1)
  the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under "—Certain Material Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Certain Material Covenants—Change of Control"; and

  (2)
  any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

        The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

        "Equity Offering" means a sale of common stock of the Company to any Person other than a Restricted Subsidiary.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Facilities" means the Term Loan Facilities and the Revolving Credit Facilities.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the first day of the Company's 2002 fiscal year, including those set forth in:

  (1)
  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  (2)
  statements and pronouncements of the Financial Accounting Standards Board;

  (3)
  such other statements by such other entity as approved by a significant segment of the accounting profession; and

  (4)
  the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

  (2)
  entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Guarantee Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the notes on the terms provided for in the Indenture.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

        "Holder" or "Noteholder" means the Person in whose name a note is registered on the Registrar's books.

        "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "—Certain Material Covenants—Limitation on Indebtedness", (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security and (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms will not be deemed to be the Incurrence of Indebtedness.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (1)
  the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

  (2)
  all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

  (3)
  all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding accrued expenses or trade accounts payable arising in the ordinary course of business);

  (4)
  all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar instruments (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

  (5)
  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

  (6)
  all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

  (7)
  all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

  (8)
  to the extent not otherwise included in this definition, Hedging Obligations of such Person.

        Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 45 days thereafter.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that:

    (A)
    the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;

    (B)
    money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund and secure the payment of the interest on such Indebtedness will not be deemed to be "Indebtedness" until such money is used for the payment of such interest; and

    (C)
    Indebtedness will not include any liability for federal, state, local or other taxes.

        "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

        "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person; provided, however, that an operating lease will not be treated as an Investment even if the rental payments are the sole source of cash flow to service Indebtedness of the lessor. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

        For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "—Certain Material Covenants—Limitation on Restricted Payments":

  (1)
  "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor's Ratings Group, Inc., or an equivalent rating by any other Rating Agency.

        "Issue Date" means January 29, 2002.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

        "Lenders" has the meaning specified in the Credit Agreement.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

  (1)
  all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

  (2)
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

  (3)
  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

  (4)
  the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such

    Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Obligations" means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

        "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Permitted Business" means the business conducted in the supermarket industry from time to time and any business related, ancillary or complementary to such business (any good faith determination by the Board of Directors that any business satisfies this definition to be conclusive evidence that it does).

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

  (1)
  the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

  (2)
  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Permitted Business;

  (3)
  cash and Temporary Cash Investments;

  (4)
  receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

  (7)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

  (8)
  any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "—Certain Material Covenants—Limitation on Sales of Assets and Subsidiary Stock";

  (9)
  any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the

    Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (10)
  Hedging Obligations;

  (11)
  Persons to the extent such Investments are in existence on the Issue Date;

  (12)
  loans or advances made in the ordinary course of business and consistent with past practice to Persons engaged in, and for the purpose of providing initial financing for, the development of stores to be sold or leased to the Company or any Restricted Subsidiary;

  (13)
  a Person to the extent an Investment may be deemed to exist as a result of any renovation, enlargement or improvement with respect to a store or any equipment paid for by the lessee; or

  (14)
  other Persons (in addition to Investments permitted by clauses (1) through (13) of this definition) in an aggregate amount not to exceed $25 million at any time.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

        "Purchase Money Indebtedness" means Indebtedness (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance all or part of the purchase price or cost of construction of or addition or improvement to any asset used or to be used by the Company or a Restricted Subsidiary; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, or additions and improvements, the property on, or to, which such asset is attached or addition or improvement is made; provided further, however, that such Indebtedness is Incurred within 270 days after such purchase of, or addition or improvement to, such assets is made by the Company or any Restricted Subsidiary.

        "Rating Agency" means Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc. or if Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both, as the case may be.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such

Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings, and "Refinance" may also refer to successive Refinancings.

        "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

  (1)
  such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

  (2)
  such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

  (3)
  such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated December 18, 2003, among the Company, the Subsidiary Guarantors and J.P. Morgan Securities Inc.

        "Representative" means with respect to a Person any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

        "Restricted Payment" with respect to any Person means:

  (1)
  the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

  (2)
  the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

  (3)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

  (4)
  the making of any Investment (other than a Permitted Investment) in any Person.

        "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

        "Revolving Credit Facility" means any revolving credit or similar facility contained in the Credit Agreement and any other revolving credit or similar facility entered into by the Company or its Restricted Subsidiaries from time to time.

        "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

        "Senior Indebtedness" means with respect to any Person:

  (1)
  all Indebtedness of such Person outstanding under the Credit Agreement and all Hedging Obligations with respect thereto;

  (2)
  all other Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

  (3)
  all other Obligations (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of the Indebtedness listed in the preceding clauses (1) and (2);

unless, in the case of clauses (1), (2), and (3) in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate or pari passu in right of payment to the notes or the Subsidiary Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

  (1)
  any obligation of such Person to any Subsidiary;

  (2)
  any liability for Federal, state, local or other taxes owed or owing by such Person;

  (3)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

  (4)
  any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person; or

  (5)
  that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

        "Senior Subordinated Indebtedness" means, with respect to a Person, the notes (in the case of the Company), the Subsidiary Guarantee (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the notes or such Subsidiary Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-2 under Regulation S-X promulgated by the SEC.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

        "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or a Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

  (1)
  such Person;

  (2)
  such Person and one or more Subsidiaries of such Person; or

  (3)
  one or more Subsidiaries of such Person.

        "Subsidiary Guarantor" means each Subsidiary of the Company that executes the Indenture as a guarantor and each other Subsidiary of the Company that thereafter guarantees the notes pursuant to the terms of the Indenture.

        "Subsidiary Guarantee" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the notes.

        "Temporary Cash Investments" means any of the following:

  (1)
  any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

  (2)
  investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money?market fund sponsored by a registered broker dealer or mutual fund distributor;

  (3)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

  (4)
  investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's Investors Service, Inc. or "A-2" (or higher) according to Standard and Poor's Ratings Group;

  (5)
  investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.;

  (6)
  Eurodollar time deposits from any financial institution satisfying the criteria in (2) above and maturing within one year from the date of purchase; and

  (7)
  any mutual fund that consists principally of Investments described in (1) through (6) above.

        "Term Loan Facility" means the term loan facility contained in the Credit Agreement and any other facility or financing arrangement that Refinances in whole or in part any such term loan facility.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to February 1, 2007; provided, however, that if the average life to February 1, 2007 of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life to February 1, 2007 of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "Unrestricted Subsidiary" means:

  (1)
  Glenolden Stuart, Inc., East Brunswick Stuart LLC, Upper Darby Stuart LLC and Lancaster Pike Stuart LLC;

  (2)
  any other Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

  (3)
  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "—Certain Material Covenants—Limitation on Restricted Payments".

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Certain Material Covenants—Limitation on Indebtedness," (B) no Default shall have occurred and be continuing and (C) if such Subsidiary is a domestic Subsidiary that has existing any Indebtedness (other than Indebtedness permitted to be Incurred pursuant to clauses (8), (9) and (10) of paragraph (b) of the covenant described under "—Certain Material Covenants—Limitation on Indebtedness") it executes and delivers a Subsidiary Guarantee. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of the material U.S. federal income tax considerations relevant to the exchange of old notes for exchange notes in the exchange offer, and the ownership and disposition of exchange notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements of the Internal Revenue Service ("IRS"), judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion applies only to holders that will hold the exchange notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, partnerships or other pass through entities for U.S. federal income tax purposes, dealers in securities or foreign currencies, U.S. Holders (as defined below) whose functional currency (as defined in Code Section 985) is not the U.S. dollar, persons holding the notes in connection with a hedging transaction, "straddle", conversion transaction or other integrated transaction, traders in securities that elect to mark to market, holders liable for alternative minimum tax or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. Holders of notes should consult their tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

        As used in this section, a "U.S. Holder" means a beneficial owner of the notes that, for U.S. federal income tax purposes, is a U.S. person. The term "U.S. person" means any individual who is a citizen or resident of the United States, a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any State thereof or the District of Columbia, any estate the income of which is subject to U.S. federal income taxation regardless of its source, or any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) a valid election was made to treat the trust as a U.S. person under applicable Treasury regulations. As used in this section, the term "Non-U.S. Holder" means a beneficial owner of notes that, for U.S. federal income tax purposes, is neither a U.S. person nor a partnership for U.S. federal income tax purposes. The treatment of partners holding notes through a partnership will generally depend on the status of the partners and the activities of the partnership. Partners holding notes through a partnership are urged to consult their tax advisors.

Exchange Offer

        The exchange of unregistered old notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. Accordingly, a holder will not recognize taxable gain or loss as a result of such exchange and will have the same adjusted tax basis and holding period in the exchange notes as such holder had in the unregistered old notes immediately before the exchange.

U.S. Holders

  Stated Interest

        Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued, in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

  Amortizable Bond Premium

        A U.S. Holder that acquires a note for an amount in excess of its stated principal amount may in certain circumstances elect to treat the excess as "amortizable bond premium", in which case the amount required to be included in the U.S. Holder's income each year with respect to interest on the note will be reduced by the amount of amortizable bond premium allocable to that year for U.S. federal income tax purposes. If a U.S. Holder makes this election, the U.S. Holder will be required to reduce the U.S. Holder's adjusted tax basis in the note by the amount of the premium amortized. Any such election would apply to all debt obligations (other than debt obligations the interest on which is excludable from gross income for U.S. federal income tax purposes) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the availability, and consequences, of an election to amortize bond premium for U.S. federal income tax purposes.

  Market Discount

        A U.S. Holder that acquires a note for an amount that is less than its stated principal amount will have "market discount" with respect to the note in the amount of such difference (unless such difference is less than a specified de minimus amount). The U.S. Holder generally will be required to treat any principal payments on, or any gain realized on the sale, redemption, retirement or other disposition of such note, as ordinary income to the extent of the market discount that accrued while the U.S. Holder held the note, unless the U.S. Holder elects to include the market discount in income on a current basis (as discussed below). In addition, a U.S. Holder may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note until the maturity date or disposition of such note. Generally, if a U.S. Holder disposes of a note with market discount in an otherwise nontaxable transaction, the U.S. Holder will be required to include all accrued market discount in income as if the note had been sold at its then fair market value, subject to certain exceptions. Market discount generally accrues on a straight-line basis or, at the U.S Holder's election, on a constant-yield basis.

        A U.S. Holder may elect to include market discount in gross income currently as it accrues. If such election is made, the rules above treating certain payments and gain as ordinary income and requiring deferral of certain interest deductions will not apply, and the U.S. Holder's tax basis in the note will be increased by any amount of market discount included in income. Any such election will apply to all market discount obligations acquired during or after the first taxable year to which the election applies, and is irrevocable without the consent of the IRS. U.S. Holders should consult their own tax advisors before make such election.

  Sale, Redemption, Retirement or other Disposition

        Upon the sale, redemption, retirement or other disposition of the notes, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, redemption, retirement or other disposition of the notes and such holder's adjusted tax basis in the notes. A U.S. Holder's adjusted tax basis in the notes will equal the cost of the notes to such holder, increased by any market discount previously included in income, and decreased by (i) any principal payments received by such holder and (ii) the amount of any amortizable bond premium applied to reduce interest inclusions with respect to the notes. The amount realized excludes any amounts attributable to unpaid interest accrued between interest payment dates and not previously included in income, which will be taxable as ordinary income. Otherwise, gain or loss on the sale, redemption, retirement or other disposition of notes will be capital gain or loss (except as described above under "Market Discount") and will be long-term capital gain or loss if at the time of the sale, redemption, retirement or other disposition the notes have been held for more than one year. Under current laws, the excess of the taxpayer's net long-term capital gains over net short-term capital losses is taxed at preferential rates for certain non-corporate taxpayers. The deductibility of capital losses is subject to limitations under the Code.

Non-U.S. Holders

        Under present U.S. federal tax law, and subject to the discussion below concerning backup withholding:

  (a)
  payments of principal, interest and premium on the notes by Pathmark or its paying agent to any Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided that (i) such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Pathmark entitled to vote, (ii) such holder is not a controlled foreign corporation for U.S. federal income tax purposes related, directly or indirectly, to Pathmark through stock ownership, and (iii) the requirement to certify such holder's non-U.S. status, as set forth in Section 871(h) or Section 881(c) of the Code, has been fulfilled with respect to the beneficial owner, as discussed below;

  (b)
  a Non-U.S. Holder of the notes generally will not be subject to U.S. federal income tax (or withholding of such tax) on gain realized on the sale, redemption, retirement or other disposition of such notes, unless (i) such holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and either the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or, generally, such individual has a "tax home" in the United States or (ii) such gain is effectively connected with such holder's conduct of a trade or business in the United States (and, if an income tax treaty applies, generally is attributable to a U.S. "permanent establishment" maintained by such holder); and

  (c)
  notes held by an individual who is not, for U.S. federal estate tax purposes, a resident or citizen of the United States at the time of such individual's death will not be included in the gross estate of such individual, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Pathmark entitled to vote and, at the time of such individual's death, payments with respect to such notes would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

        The certification requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of the notes certifies on IRS Form W-8BEN or successor form under penalties of perjury, that it is not a U.S. person and provides its name and address, and (i) such beneficial owner files such Form W-8BEN or successor form with the withholding agent or (ii) in the case of the notes held on behalf of the beneficial owners by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, such financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or successor form from the Non-U.S. Holder, furnishes the withholding agent with a copy thereof and otherwise complies with the applicable IRS requirements.

        If a Non-U.S. Holder of the notes is engaged in a trade or business in the United States, and if interest on the notes (or gain realized on their sale, redemption, retirement or other disposition of the notes) is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, generally is attributable to a U.S. "permanent establishment" maintained by such holder), the Non-U.S. Holder, although exempt from the withholding tax as discussed above, will be subject to regular U.S. federal income tax on such effectively connected income, generally in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI or successor form, as appropriate, to claim an exemption from U.S. federal withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to such effectively connected income, subject to certain adjustments.

Backup Withholding and Information Reporting

        Under current U.S. federal income tax law, information reporting requirements apply to certain payments of principal, premium and interest made to, and to the proceeds of sales before maturity by, non-corporate U.S. Holders. In addition, backup withholding tax (currently at a 28% rate) will apply if the noncorporate U.S. Holder (i) fails to furnish its taxpayer identification number ("TIN") which, for an individual, is his or her social security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that such holder is subject to backup withholding for failure to report interest and dividend payments, or (iv) under certain circumstances fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and has not been notified by the IRS that such holder is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

        Backup withholding will not apply to payments made on the notes to Non-U.S. Holders if the certifications required by sections 871(h) and 881(c) as described above are received or if the exemption for qualified intermediaries discussed above applies, provided that Pathmark or its paying agent does not have actual knowledge or reason to know that the payee is a U.S. person.

        Under current Treasury Regulations, payments on the sale, exchange or other disposition of the notes made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is:

  •
  a U.S. person;

  •
  a controlled foreign corporation for U.S. federal income tax purposes;

  •
  a foreign person 50% or more of whose gross income for certain periods is effectively connected with a U.S. trade or business; or

  •
  a foreign partnership with certain connections to the United States;

then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless such holder certifies, under penalties of perjury, that it is not a U.S. person and the payor does not have actual knowledge or reason to know that such holder is a U.S. person, or such holder otherwise establishes an exemption.

        Non-U.S. Holders of the notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

        Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that such holder files a U.S. federal income tax return and the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions, fees, discounts or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the exchange notes will be passed upon by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022.

EXPERTS

        The consolidated balance sheets of Pathmark Stores, Inc. and subsidiaries as of February 1, 2003 and February 2, 2002 (Successor Company) and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the 52 weeks ended February 1, 2003, 52 weeks ended February 2, 2002, the 20 weeks ended February 3, 2001 (Successor Company) and the 33 weeks ended September 16, 2000 (Predecessor Company), incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs describing the Company's reorganization and formal exit from Chapter 11 and the preparation of the Successor Company's financial statements in conformity with AICPA Statement of Position 90-7, Financial Reporting for Entities in Reorganization Under the Bankruptcy Code; a change in method of accounting for goodwill due to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and a change in method of accounting for cash consideration received from vendors to comply with Emerging Issues Task Force Issue No. 02-16, Accounting by a Customer (Including Reseller) for Certain Consideration Received from a Vendor), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is listed on the Nasdaq National Market under the symbol "PTMK." Information about us also is available at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C., 20006.

        We are "incorporating by reference" specified information contained in documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. This information is considered part of this prospectus. Later information that we file with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the exchange offer is completed:

  •
  our Annual Report on Form 10-K for the fiscal year ended February 1, 2003;

  •
  our Quarterly Report on Form 10-Q for the quarter ended May 3, 2003;

  •
  our Quarterly Report on Form 10-Q for the quarter ended August 2, 2003;

  •
  our Quarterly Report on Form 10-Q for the quarter ended November 1, 2003;

  •
  our definitive Proxy Statement on Schedule 14A filed on May 5, 2003; and

  •
  our Current Report on Form 8-K, dated December 16, 2003, filed on December 17, 2003.

        You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address: Pathmark Stores, Inc., 200 Milik Street, Carteret, NJ 07008, Attn: General Counsel, telephone number: 732-499-3000.

PATHMARK STORES, INC.

OFFER TO EXCHANGE

any and all
8 3/4% Senior Subordinated Notes due 2012
issued on December 18, 2003
which have not been registered under the Securities Act of 1933
($50,000,000 aggregate principal amount outstanding)
for
8 3/4% Senior Subordinated Notes due 2012
(registered under the Securities Act of 1933)

PROSPECTUS

The Exchange Agent for the Exchange Offer is:

Wells Fargo Bank Minnesota,
National Association
213 Court Street, Suite 703
Middletown, CT 06457
Facsimile: (860) 704-6219

Part II

Item 20. Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware (the "GCL") provides in relevant part that a Delaware corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

        Article IX of the Certificate of Incorporation of Pathmark provides for indemnification of its officers and directors to the fullest extent permitted by Section 145 of the GCL.

        Pathmark intends to purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees or agents, or is or was serving at the request of Pathmark as a director, officer, employee or agent of another entity against any liability asserted against him or her and incurred by him or her in that capacity, or arising out of his or her status as such, whether or not Pathmark would have the power or the obligation to indemnify him or her against that liability under the provisions of the restated certificate of incorporation of Pathmark.

Item 21. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

  See
  the index to exhibits that appears immediately following the signature pages of this Registration Statement.

  (b)
  Financial Statement Schedules

  Not
  applicable.

Item 22. Undertakings

        The undersigned registrant hereby undertakes:

  (1)
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2)
  That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that the claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (5)
  To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of this Registration Statement through the date of responding to the request.

  (6)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carteret, State of New Jersey on January 13, 2004.

PATHMARK STORES, INC.

By:	/s/ EILEEN R. SCOTT
Name:	Eileen R. Scott
Title:	Chief Executive Officer

        We, the undersigned officers and directors of Pathmark Stores, Inc., hereby severally constitute Eileen R. Scott, Marc A. Strassler and Frank G. Vitrano each of them singly our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this registration statement, and generally do all such things in our name and behalf in such capacities to enable Pathmark Stores, Inc. to comply with the applicable provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or either of them, to any and all such amendments. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EILEEN R. SCOTT Eileen R. Scott	Chief Executive Officer and Director	January 13, 2004
/s/ FRANK G. VITRANO Frank G. Vitrano	President, Chief Financial Officer and Director	January 13, 2004
/s/ JOSEPH W. ADELHARDT Joseph W. Adelhardt	Senior Vice President, Controller and Chief Accounting Officer	January 13, 2004
/s/ STEVEN L. VOLLA Steven L. Volla	Director, Chairman	January 13, 2004
/s/ JAMES L. MOODY James L. Moody	Director	January 13, 2004
/s/ EUGENE M. FREEDMAN Eugene M. Freedman	Director	January 13, 2004
Daniel H. Fitzgerald	Director	January 13, 2004
/s/ WILLIAM J. BEGLEY William J. Begley	Director	January 13, 2004

EXHIBIT INDEX

Exhibit Number	Document Name
2.1	Plan of Reorganization (incorporated by reference from the Company's Registration Statement on Form S-1 as filed with the SEC on October 19, 2000, File No. 333-46882 (the "2000 Registration Statement") ).
3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference from the 2000 Registration Statement).
3.2	Amended and Restated Bylaws of the Company (incorporated by reference from the Company's Quarterly Report on Form 10-Q for the period ended August 2, 2003).
4.1
Indenture, dated as of January 29, 2002, among the Company, the subsidiary guarantors named therein and Wells Fargo Bank Minnesota, National Association, Trustee (incorporated by reference from the Company's Registration Statement on Form S-4 as filed with the SEC on March 11, 2002, File No. 333-84102 (the "2002 Form S-4")).
4.2	First Supplemental Indenture, dated as of January 30, 2002 (incorporated by reference from 2002 Form S-4).
*4.3	Registration Rights Agreement, dated as of December 18, 2003, among the Company, the subsidiary guarantors named therein and J.P. Morgan Securities Inc.
*4.4	Form of exchange notes.
*5.1	Opinion and Consent of Shearman & Sterling LLP regarding validity of the exchange notes.
10.1
Supermarkets General Corporation Savings Plan as amended through January, 1987 (incorporated by reference from the Registration Statement on Form S-1 of Supermarkets General Holdings Corp as filed with the SEC on September 2, 1987, File No. 33-16963).
10.2
First Amended and Restated Supply Agreement among the Company, Plainbridge LLC and C&S Wholesale Grocers, Inc. dated as of January 29, 1998 (incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998).
10.3
Employment Agreement dated Februar 1, 1999 between the Company and Harvey Gutman (incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2001 (the "2000 Annual Report") ).
10.4
Employment Agreement between the Company and Robert Joyce dated February 1, 1999 (incorporated by reference from the Solicitation/Recommendation Statement of Supermarkets General Holdings Corp on Form 14D-9 filed with the SEC on March 16, 1999).
10.5
Amended and Restated Employment Agreement dated as of November 20, 2002 between Eileen Scott and the Company (incorporated by reference from the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended November 2, 2002 (the "Third 2002 Quarterly Report")).
10.6	Amended and Restated Employment Agreement dated as of November 20, 2002 between Frank Vitrano and the Company (incorporated by reference from the Third 2002 Quarterly Report).
10.7
Sale and Retention Bonus Agreement dated as of February 1, 2000 between the Company and Robert Joyce (incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2000 (the "1999 Annual Report")).
10.8	Sale and Retention Bonus Agreement dated as of February 1, 2000 between the Company and Eileen Scott (incorporated by reference from the 1999 Annual Report).

10.9	Sale and Retention Bonus Agreement dated as of February 1, 2000 between the Company and Frank Vitrano (incorporated by reference from the 1999 Annual Report).
10.10	Sale and Retention Bonus Agreement dated as of February 1, 2000 between the Company and Harvey Gutman (incorporated by reference from the 2000 Annual Report).
10.11	Supplemental Retirement Agreement dated March 1, 2000 between the Company and Eileen Scott (incorporated by reference from the 1999 Annual Report).
10.12	Supplemental Retirement Agreement dated March 1, 2000 between the Company and Frank Vitrano (incorporated by reference from the 1999 Annual Report).
10.13
Supplemental Retirement Agreement dated June 1, 1994 between the Company and Robert Joyce (incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1995 (the "1994 Annual Report")).
10.14	Supplemental Retirement Agreement dated June 1, 1994 between the Company and Harvey Gutman (incorporated by reference from the 1994 Annual Report).
10.15
Side Letter to the Sale and Retention Bonus Agreement, the Stock Award Agreement and the Employment Agreement dated as of July 1, 2000 between the Company and Robert Joyce (incorporated by reference from the 2000 Registration Statement).
10.16
Side Letter to the Sale and Retention Bonus Agreement, the Stock Award Agreement and the Employment Agreement dated as of July 1, 2000 between the Company and Eileen Scott (incorporated by reference from the 2000 Registration Statement).
10.17
Side Letter to the Sale and Retention Bonus Agreement, the Stock Award Agreement and the Employment Agreement dated as of July 1, 2000 between the Company and Frank Vitrano (incorporated by reference from the 2000 Registration Statement).
10.18
Side Letter to the Sale and Retention Bonus Agreement, the Stock Award Agreement and the Employment Agreement dated as of July 1, 2000 between the Company and Harvey Gutman (incorporated by reference from the 2000 Annual Report).
10.19
2000 Employee Equity Plan, as amended as of June 13, 2002 (incorporated by reference from the Company's Registration Statement on Form S-4 as filed with the SEC on October 17, 2003, File No. 333-109812 (the "2003 Form S-4") ).
10.20	2000 Non-Employee Directors Equity Plan, as amended and restated as of March 29, 2001 (incorporated by reference from the Company's Quarterly Report on Form 10-Q for the period ended May 5, 2001).
10.21	Amendment No. 1 to the Amended and Restated 2000 Employee Equity Plan (incorporated by reference from the Company's Proxy Statement as filed with the SEC on May 5, 2003 (the "2003 Proxy Statement")).
10.22	Amendment No. 1 to the Amended and Restated 2000 Non-Employee Directors Equity Plan (incorporated by reference from the 2003 Proxy Statement).
10.23	2001 Executive Incentive Plan for Executive Officers, effective June 14, 2001 (incorporated by reference from the Company's Proxy Statement as filed with the SEC on May 4, 2001).
10.24	Registration Rights Agreement (incorporated by reference from the 2000 Registration Statement).
10.25	Warrant Agreement (incorporated by reference from the 2000 Registration Statement).
10.26	Credit Agreement among the Company, Lenders party thereto and the Chase Manhattan Bank as Administrative Agent dated September 19, 2000 (incorporated by reference from the 2000 Registration Statement)

10.27
Amendment No. 1 to the Credit Agreement among the Company, Lenders party thereto and JPMorgan Chase Bank (formerly known as the Chase Manhattan Bank) as Administrative Agent, dated January 17, 2002 (incorporated by reference from the 2002 Form S-4).
10.28	Amendment No. 2 to the Credit Agreement among the Company, Lenders party thereto and the Agent, dated November 1, 2002 (incorporated by reference from the Third 2002 Quarterly Report).
10.29
Amendment No. 3 to the Credit Agreement among the Company, Lenders party thereto and the Agent, dated January 28, 2003 (incorporated by reference from Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2003).
*12.1	Computation of Ratio of Earnings to Fixed Charges.
21.1	List of Subsidiaries (incorporated by reference from the 2003 Form S-4).
*23.1	Consent of Deloitte & Touche LLP.
*23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).
*24.1	Power of Attorney (contained on signature page of Registration Statement).
25.1	Statement of Eligibility of the Trustee on Form T-1 (incorporated by reference from the 2002 Form S-4).
*99.1	Form of Letter of Transmittal.
*99.2	Form of Notice of Guaranteed Delivery.
*99.3	Form of Exchange Agent Agreement.
*99.4	Form of Letter from the Company to Registered Holders.
*99.5	Form of Letter to Clients.
*
Filed herewith

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
THE COMPANY
THE GUARANTORS
SUMMARY OF THE EXCHANGE OFFER
SUMMARY DESCRIPTION OF THE EXCHANGE NOTES
SUMMARY CONSOLIDATED FINANCIAL DATA
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
Notes to Capitalization
THE EXCHANGE OFFER
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF THE EXCHANGE NOTES
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Part II
SIGNATURES
EXHIBIT INDEX